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SBA Communications Corporation

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SBA Communications Corporation 8051 Congress Avenue Boca Raton, Florida 33487

NOTICE OF 2016 ANNUAL MEETING OF SHAREHOLDERS

April 1, 2016

Dear Shareholder:

It is my pleasure to invite you to attend SBA Communications Corporation’s 2016 Annual Meeting of Shareholders. The meeting will be held on Friday, May 13, 2016, at 10:00 a.m. local time at our corporate office, located at 8051 Congress Avenue, Boca Raton, Florida 33487. At the meeting, you will be asked to:

1.	Elect three directors as follows: Kevin L. Beebe, Jack Langer and Jeffrey A. Stoops for a three-year term expiring at the 2019 Annual Meeting of Shareholders.

2.	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2016 fiscal year.

3.	Approve, on an advisory basis, the compensation of our named executive officers.

4.	Approve SBA’s proxy access bylaw.

5.	Vote on a shareholder proposal regarding proxy access, if properly presented at the Annual Meeting.

6.	Transact such other business as may properly come before the Annual Meeting and any adjournment or postponement of the Annual Meeting.

Only shareholders of record as of the close of business on March 7, 2016 may vote at the Annual Meeting.

It is important that your shares be represented at the Annual Meeting, regardless of the number you may hold. Whether or not you plan to attend, please vote using the Internet, by telephone or by mail, in each case by following the instructions in our proxy statement. This will not prevent you from voting your shares in person if you are present.

I look forward to seeing you on May 13, 2016.

Sincerely,

Steven E. Bernstein
Chairman of the Board

We mailed a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and annual report on or about April 1, 2016.

SBA’s proxy statement and annual report are available online at www.edocumentview.com/SBAC.

SBA Communications Corporation  |  2016 Proxy Statement

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PROXY SUMMARY

This proxy summary highlights information contained elsewhere in this proxy statement and does not contain all information that you should review and consider. Please read the entire proxy statement with care before voting.

2016 ANNUAL MEETING

Date and Time:	Friday, May 13, 2016, at 10:00 a.m. local time
Place:	8051 Congress Avenue, Boca Raton, Florida 33487
Record Date:	March 7, 2016
Voting:	Each share of SBA Class A common stock outstanding at the close of business on March 7, 2016 has one vote on each matter that is properly submitted for a vote at the annual meeting.

PROPOSALS AND BOARD RECOMMENDATION

PROPOSAL	Board Recommendation	Page Reference (for more details)
Election of Directors	FOR each Director Nominee	9
Ratification of EY as Auditors	FOR	54
Advisory vote on executive compensation	FOR	58
Approval of SBA’s proxy access bylaw	FOR	60
Shareholder proposal regarding proxy access	AGAINST	63

2015 FINANCIAL HIGHLIGHTS

In 2015, SBA delivered strong financial and operational performance, and we led the tower industry in important metrics.

(dollars in millions)	2013	2014	2015
Total revenue	$1,305	$1,527	$1,638
Net loss	$56	$24	$176
AFFO*	$529	$680	$734
Tower Count	20,079	24,292	25,465

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PROXY SUMMARY

This performance has contributed to our ability to create significant shareholder value. As the chart below demonstrates, for the five year period ended December 31, 2015, our Total Shareholder Return (“TSR”) was approximately 157%, significantly exceeding the TSR of the NASDAQ Composite Index (approximately 100%) and the large public tower company peer group (approximately 76%).

For more information relating to SBA’s financial performance, please review our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the SEC on February 26, 2016.

GOVERNANCE AND EXECUTIVE COMPENSATION HIGHLIGHTS

Our strong corporate governance practices and executive compensation standards include:

●       Meaningful proxy access right for shareholders. (Page 19)

●       Robust executive compensation recoupment or “clawback” policy. (Page 19)

●       Lead independent director to ensure independent oversight. (Page 14)

●       Directors and officers are subject to rigorous stock ownership guidelines. (Page 41)

●       90% of our CEO’s pay and 84% of our other named executive officers’ target total compensation is at-risk or performance-based. (Page 26)

●       Majority voting standard and director resignation policy in uncontested elections. (Page 9)

●       Executives prohibited from pledging shares that are subject to the stock ownership requirements and strictly prohibited from hedging. (Page 41)

●       Board conducts annual self-evaluation to determine effective functioning. (Page 15)

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SBA Communications Corporation 8051 Congress Avenue Boca Raton, Florida 33487

PROXY STATEMENT

Proxy Statement for Annual Meeting of Shareholders to be held on May 13, 2016

You are receiving this proxy statement because you own shares of our Class A common stock that entitle you to vote at the 2016 Annual Meeting of Shareholders. Our Board of Directors is soliciting proxies from shareholders who wish to vote at the meeting. By use of a proxy, you can vote even if you do not attend the meeting. This proxy statement describes the matters on which you are being asked to vote and provides information on those matters so that you can make an informed decision.

Date, Time and Place of the 2016 Annual Meeting

We will hold the 2016 Annual Meeting on Friday, May 13, 2016, at 10:00 a.m. local time at our corporate offices located at 8051 Congress Avenue, Boca Raton, Florida 33487.

Questions and Answers About Voting at the Annual Meeting and Related Matters

Q:	Who may vote at the Annual Meeting?

A:	You may vote all of the shares of our Class A common stock that you owned at the close of business on March 7, 2016, the record date. On the record date, we had 125,366,278 shares of our Class A common stock outstanding and entitled to be voted at the meeting. You may cast one vote for each share of our Class A common stock held by you on all matters presented at the meeting.

Q:	What constitutes a quorum, and why is a quorum required?

A:	We are required to have a quorum of shareholders present to conduct business at the meeting. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares entitled to vote on the record date will constitute a quorum, permitting us to conduct the business of the meeting. Proxies received but marked as abstentions, if any, will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes. If we do not have a quorum, we will be forced to reconvene the Annual Meeting at a later date.

Q:	What is the difference between a shareholder of record and a beneficial owner?

A:	If your shares are registered directly in your name with SBA’s transfer agent, Computershare Trust Company, N.A., you are considered the “shareholder of record” with respect to those shares.

If your shares are held by a brokerage firm, bank, trustee or other agent (“nominee”), you are considered the “beneficial owner” of shares held in street name. The Notice of Internet Availability of Proxy Materials (“Notice”) has been forwarded to you by your nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner,

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QUESTIONS AND ANSWERS ABOUT VOTING AT THE ANNUAL MEETING AND RELATED MATTERS

you have the right to direct your nominee on how to vote your shares by following their instructions for voting by telephone or on the Internet or, if you specifically request a copy of the printed materials, you may use the voting instruction card included in such materials.

Q:	How do I vote?

A:	If you are a shareholder of record, you may vote:

•	via Internet;

•	by telephone;

•	by mail, if you have received a paper copy of the proxy materials; or

•	in person at the meeting.

Detailed instructions for Internet and telephone voting are set forth on the Notice, which contains instructions on how to access our proxy statement and annual report online. You may also vote in person at the Annual Meeting.

If you are a beneficial shareholder, you must follow the voting procedures of your nominee included with your proxy materials. If your shares are held by a nominee and you intend to vote at the meeting, please bring with you evidence of your ownership as of the record date (such as a letter from your nominee confirming your ownership or a bank or brokerage firm account statement).

Q:	What am I voting on?

A:	At the Annual Meeting you will be asked to vote on the following five proposals. Our Board recommendation for each of these proposals is set forth below.

Proposal	Board Recommendation

1. To elect Kevin L. Beebe, Jack Langer and Jeffrey A. Stoops as directors for a three-year term expiring at the 2019 Annual Meeting of Shareholders.	FOR each director nominee

2. To ratify the appointment of Ernst & Young LLP (“EY”) as our independent registered public accounting firm for the 2016 fiscal year.	FOR

3. To approve, on an advisory basis, the compensation of our named executive officers, which we refer to as “Say on Pay.”	FOR

4. To approve SBA’s proxy access bylaw.	FOR

5. To vote on a shareholder proposal regarding proxy access, if properly presented at the Annual Meeting.	AGAINST

We will also consider other business that properly comes before the meeting in accordance with Florida law and our Bylaws.

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QUESTIONS AND ANSWERS ABOUT VOTING AT THE ANNUAL MEETING AND RELATED MATTERS

Q:	What happens if additional matters are presented at the Annual Meeting?

A:	Other than the items of business described in this proxy statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Steven E. Bernstein and Jeffrey A. Stoops, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting in accordance with Florida law and our Bylaws.

Q:	What if I abstain on a proposal?

A:	If you sign and return your proxy marked “abstain” on any proposal, your shares will not be voted on that proposal. However, your shares will be counted for purposes of determining whether a quorum is present.

Q:	What is the required vote for approval of each of the proposals and what is the impact of abstentions?

A:	A proposal has received a majority of the votes cast if the votes cast “FOR” a proposal exceed the votes cast “AGAINST” a proposal. In addition, we intend to evaluate the advisory and precatory proposals, Proposal 3 and Proposal 5, using the same standard. Consequently, abstentions will have no impact on the results, as they are not counted as votes cast.

Proposal	Votes Required for Approval	Abstentions

1. Election of Directors	Majority of votes cast	No impact

2. Ratification of EY	Majority of votes cast	No impact

3. Say on Pay	Majority of votes cast	No impact

4. SBA’s Proxy Access Bylaw	Majority of votes cast	No impact

5. Shareholder Proxy Access Proposal	Majority of votes cast	No impact

Q:	What is the effect of the advisory vote on Proposal 3?

A:	Although the Say on Pay advisory vote on Proposal 3 is non-binding, our Board and its Compensation Committee will annually review the results of the vote and take them into account in making determinations concerning executive compensation.

Q:	Why do we have two proposals related to proxy access?

A:	Proposal 4 is SBA’s proposal to approve its proxy access bylaw and Proposal 5 is a shareholder proposal regarding proxy access. Proposal 5 is a precatory proposal, which means that it is requesting that the Board present a proxy access bylaw for shareholder approval. While Proposal 5, if properly presented, asks shareholders to vote on resolutions included in the shareholder proposal regarding proxy access, such resolutions constitute a recommendation to the Board.

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QUESTIONS AND ANSWERS ABOUT VOTING AT THE ANNUAL MEETING AND RELATED MATTERS

If our proposal to approve SBA’s proxy access bylaw is approved by shareholders, then no further amendments may be made to the bylaw without further shareholder action. The full text of SBA’s proxy access bylaw is set forth in Exhibit B of this proxy statement.

Proposal 5 is substantially the same as a proposal previously submitted by the same proponent in connection with the 2015 Annual Meeting, which our shareholders considered and rejected at the same meeting just one year ago.

We have already implemented proxy access with the thresholds and protections approved by our shareholders at our 2015 Annual Meeting that provide meaningful proxy access rights to our shareholders. Our proxy access bylaw gives a shareholder, or a group of up to 10 shareholders, who held in the aggregate at least 5% of our common stock for 3 years the right to nominate up to 20% of our Board. This proxy access right was carefully tailored to SBA’s shareholder base and long-term corporate strategy with input from a significant percentage of our shareholders. Our Board believes that shareholders should have the opportunity to again consider alternative proposals related to proxy access, and is therefore presenting for shareholder vote both its own proposal for approval of SBA’s proxy access bylaw, which was adopted in response to the proxy access proposal approved by our shareholders at the 2015 Annual Meeting, and the new shareholder proposal for proxy access. The proposals include different standards regarding the appropriate qualifications for shareholders to use proxy access, the number of directors who may be nominated, and other important matters.

Q:	What if I sign and return my proxy without making any selections?

A:	If you sign and return your proxy without making any selections, your shares will be voted “FOR” Proposals 1, 2, 3 and 4 and “AGAINST” Proposal 5. If other matters properly come before the meeting, Steven E. Bernstein and Jeffrey A. Stoops will have the authority to vote on those matters for you at their discretion. As of the date of this proxy, we are not aware of any matters that will come before the meeting other than those disclosed in this proxy statement.

Q:	What if I am a beneficial shareholder and I do not give the nominee voting instructions?

A:	If you are a beneficial shareholder and your shares are held in the name of a broker, the broker is bound by the rules of the New York Stock Exchange regarding whether or not it can exercise discretionary voting power for any particular proposal if the broker has not received voting instructions from you. Brokers have the authority to vote shares for which their customers do not provide voting instructions on certain “routine” matters. A broker non-vote occurs when a nominee who holds shares for another does not vote on a particular item because the nominee does not have discretionary voting authority for that item and has not received instructions from the owner of the shares. Broker non-votes are included in the calculation of the number of votes considered to be present at the meeting for purposes of determining the presence of a quorum but are not counted as votes cast with respect to a matter on which the nominee has expressly not voted.

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QUESTIONS AND ANSWERS ABOUT VOTING AT THE ANNUAL MEETING AND RELATED MATTERS

The table below sets forth, for each proposal on the ballot, whether a broker can exercise discretion and vote your shares absent your instructions and if not, the impact of such broker non-vote on the approval of the proposal.

Proposal	Can Brokers Vote Absent Instructions?	Impact of Broker Non-Vote

1. Election of Directors	No	None

2. Ratification of EY	Yes	None

3. Say on Pay	No	None

4. SBA’s Proxy Access Bylaw	No	None

5. Shareholder Proxy Access Proposal	No	None

Q:	Can I change my vote after I have delivered my proxy?

A:	Yes. You may revoke your proxy at any time before its exercise. You may also revoke your proxy by voting in person at the Annual Meeting. If you are a beneficial shareholder, you must contact your nominee to change your vote or obtain a proxy to vote your shares if you wish to cast your vote in person at the meeting.

Q:	Who can attend the Annual Meeting?

A:	Only shareholders and our invited guests are invited to attend the Annual Meeting. To gain admittance, you must bring a form of personal identification to the meeting, where your name will be verified against our shareholder list. If a broker or other nominee holds your shares and you plan to attend the meeting, you should bring a recent brokerage statement showing your ownership of the shares as of the record date, a letter from the broker confirming such ownership, and a form of personal identification.

Q:	If I plan to attend the Annual Meeting, should I still vote by proxy?

A:	Yes. Casting your vote in advance does not affect your right to attend the Annual Meeting.

If you vote in advance and also attend the meeting, you do not need to vote again at the meeting unless you want to change your vote. Written ballots will be available at the meeting for shareholders of record.

Beneficial shareholders who wish to vote in person must request a legal proxy from the broker or other nominee and bring that legal proxy to the Annual Meeting.

Q:	Where can I find voting results of the Annual Meeting?

A:	We will announce the results for the proposals voted upon at the Annual Meeting and publish final detailed voting results in a Form 8-K filed within four business days after the Annual Meeting.

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QUESTIONS AND ANSWERS ABOUT VOTING AT THE ANNUAL MEETING AND RELATED MATTERS

Q:	Who should I call with other questions?

A:	If you have additional questions about this proxy statement or the meeting or would like additional copies of this proxy statement or our annual report, please contact: SBA Communications Corporation, 8051 Congress Avenue, Boca Raton, Florida 33487, Attention: Investor Relations, Telephone: (561) 995-7670.

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PROPOSAL 1 – ELECTION OF DIRECTORS

Introduction

Our Bylaws permit the Board of Directors to set the size of the Board. Our Board of Directors currently consists of eight directors. For the size and scope of our business and operations, we believe a board of approximately this size is appropriate as it is small enough to allow for effective communication among the members but large enough so that we get a diverse set of perspectives and experiences around our board room.

Our Board of Directors is currently divided into three classes. We believe that the classified Board is the most effective way for the Board to be organized because it ensures a greater level of certainty of continuity from year-to-year which provides stability in organization and experience. As a result of the three classes, at each Annual Meeting, directors are elected for a three-year term. Class terms expire on a rolling basis, so that one class of directors is elected each year.

Our current directors and classifications are as follows:

Class I	Class II	Class III
Brian C. Carr	Kevin L. Beebe	Steven E. Bernstein
Mary S. Chan	Jack Langer	Duncan H. Cocroft
George R. Krouse, Jr.	Jeffrey A. Stoops

The terms of the three current Class II directors expire at the 2016 Annual Meeting of Shareholders. The Nominating and Corporate Governance Committee (“NCG Committee”) has recommended that Kevin L. Beebe, Jack Langer and Jeffrey A. Stoops, each a current Class II director, be nominated for re-election for a three-year term expiring at the 2019 Annual Meeting of Shareholders or until their successors are duly elected and qualified. Each of Messrs. Beebe, Langer and Stoops has consented to serve if elected.

Our Bylaws provide that, in uncontested elections, directors will be elected by a majority of the votes cast, and in contested elections, directors will be elected by a plurality of the votes cast. Our Bylaws further provide that a director who is not elected by a majority of the votes cast in an uncontested election must tender his or her resignation to the Board of Directors. The Board of Directors, taking into consideration the recommendation of the NCG Committee, will then decide whether to accept or reject the resignation, or whether other action should be taken.

We believe that each of our directors possesses the experience, skills and qualities to fully perform his or her duties as a director and contribute to SBA’s success. Our directors were nominated because each is of high ethical character, highly accomplished in his or her field with superior credentials and recognition, has a reputation, both personal and professional, that is consistent with SBA’s image and reputation, has the ability to exercise sound business judgment, and is able to dedicate sufficient time to fulfilling his or her obligations as a director. Our directors as a group complement each other and each of their respective experiences, skills and qualities so that collectively the Board operates in an effective, collegial and responsive manner. Each director’s principal occupation and other pertinent information about particular experience, qualifications, attributes and skills that led the Board to conclude that such person should serve as a director, appears on the following pages.

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PROPOSAL 1 – ELECTION OF DIRECTORS  >  NOMINEES FOR DIRECTOR

Nominees For Director

Class II Directors

For Terms that Expire at the 2019 Annual Meeting

Kevin L. Beebe Director Since: 2009 Independent Age: 57 Committees: • Audit • Nominating and Corporate Governance	Since November 2007, Mr. Beebe has been President and Chief Executive Officer of 2BPartners, LLC, a partnership that provides strategic, financial and operational advice to investors and management. Previously he was Group President of Operations at ALLTEL Corporation, a telecommunications services company, from 1998 to 2007. From 1996 to 1998, Mr. Beebe served as Executive Vice President of Operations for 360° Communications Co., a wireless communications company. Mr. Beebe also serves on the Board of Directors of Skyworks Solutions, Inc., a semiconductor company, and on the Board of Directors of NII Holdings, Inc., a wireless service provider. In addition, Mr. Beebe is a founding partner in Astra Capital, a private equity firm.

Qualifications. The Board nominated Mr. Beebe to serve as a director of the Board because of his executive and management experience, and in particular his extensive experience in telecommunications.

Jack Langer Director since: 2004 Independent Age: 67 Committees: • Nominating and Corporate Governance • Compensation (Chair) Lead Independent Director	Mr. Langer is a private investor. From April 1997 to December 2002, Mr. Langer served as Managing Director and the Global Co-Head of the Media Group at Lehman Brothers Inc. From 1995 to 1997, Mr. Langer served as the Managing Director and Head of Media Group at Bankers Trust & Company. From 1990 to 1994, Mr. Langer served as Managing Director and Head of Media Group at Kidder Peabody & Company, Inc. Mr. Langer previously served on the Board of Directors of CKX, Inc., a publicly traded company engaged in the ownership, development and commercial utilization of entertainment content.

Qualifications. The Board nominated Mr. Langer to serve as a director of the Board because of his management and advisory experience with national and global companies as well as his vast experience in investment banking, including his experience in raising capital for companies and mergers and acquisitions.

Jeffrey A. Stoops Director since: 1999 President, Chief Executive Officer and Director Age: 57	Mr. Stoops joined SBA in April 1997 and has served as a director of SBA since August 1999. Mr. Stoops was appointed Chief Executive Officer effective as of January 2002, President in April 2000, and previously served as our Chief Financial Officer.

Qualifications. The Board nominated Mr. Stoops to serve as a director of the Board because of his current and prior senior executive and financial management experience at SBA, his operational knowledge and experience at SBA and his business and competitive knowledge of the wireless industry.

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PROPOSAL 1 – ELECTION OF DIRECTORS  >  DIRECTORS CONTINUING IN OFFICE

Directors Continuing in Office

Class III Directors

Terms Expire at the 2017 Annual Meeting

Steven E. Bernstein Director since: 1989 Chair Age: 55	Mr. Bernstein, our founder, has served as our Chair since our inception in 1989 and was our Chief Executive Officer from 1989 to 2001. Mr. Bernstein is also involved in a number of personal commercial real estate investments. Mr. Bernstein has a Bachelor of Science in Business Administration with a major in Real Estate from the University of Florida. Mr. Bernstein is also a visiting professor at Lynn University, and serves on the boards of various local charities.

Qualifications. The Board nominated Mr. Bernstein to serve as a director of the Board because of his extensive senior management and operational experience in the wireless communications industry, including as the founder and first President and Chief Executive Officer of SBA.

Duncan H. Cocroft Director since: 2004 Independent Age: 72 Committees: • Audit (Chair) • Compensation	Mr. Cocroft is a private investor who retired in March 2004 from Cendant Corporation, a provider of consumer and business services primarily in the travel and real estate services industries. Mr. Cocroft was Executive Vice President – Finance and Treasurer of Cendant and Executive Vice President and Chief Financial Officer of PHH Corporation, Cendant’s wholly-owned finance subsidiary. Prior to joining Cendant in June 1999, Mr. Cocroft served as Senior Vice President, Chief Administrative Officer and Principal Financial Officer of Kos Pharmaceuticals, where he was responsible for finance, information systems and human resources. His other prior senior management positions include Vice President – Finance and Chief Financial Officer of International Multifoods, an operator of food manufacturing businesses in the U.S. and Canada, and Vice President and Treasurer of Smithkline Beckman, a pharmaceutical company. Mr. Cocroft also serves on the Board of Directors of Visteon Corporation, a global automotive supplier company.

Qualifications. The Board nominated Mr. Cocroft to serve as a director of the Board because of his past experience as a Chief Financial Officer and other financial oversight positions at large, global public companies, as well as other senior management experience including responsibility for information systems and human resources.

Class I Directors

Terms Expire at the 2018 Annual Meeting

Brian C. Carr Director since: 2004 Independent Age: 54 Committees: • Audit • Compensation	In addition to being a private investor and business consultant, Mr. Carr serves as non-executive Chairman of the board of Regional Diagnostic Laboratories, Inc., a company founded by a large private equity firm and Mr. Carr in 2012 to invest in various types of domestic and international medical laboratories. Mr. Carr’s experience includes international consulting in Brazil and China for one of the largest private equity firms with investments worldwide. Mr. Carr was a co-founder and from May 2008 to September 2009 the Chief Executive Officer of OralDNA Labs, a privately held salivary diagnostic company focused on the dental

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PROPOSAL 1 – ELECTION OF DIRECTORS  >  DIRECTORS CONTINUING IN OFFICE

profession which was acquired by Quest Diagnostics. Mr. Carr previously served as Chairman and Chief Executive Officer of American Esoteric Laboratories, a company engaged in advanced clinical laboratory testing, before it was acquired by Sonic Healthcare Limited. Prior to that, Mr. Carr was the President and a member of the board of directors of AmeriPath, Inc., a publicly held anatomic pathology company. Mr. Carr is a CPA (inactive) and CMA (Certified Management Accountant).

Qualifications. The Board nominated Mr. Carr to serve as a director of the Board because of his experience in founding, growing and managing public and private companies, including extensive mergers and acquisitions experience, both domestically and internationally. The Board also recognized his accounting and financial experience gained initially through a Big Four public accounting firm and enhanced through his public and private company senior management positions.

Mary S. Chan Director since: 2015 Independent Age: 53 Committees: • Audit • Nominating and Corporate Governance	Ms. Chan is a telecommunications executive and has over 25 years of extensive global management experience in the telecommunications and wireless technology industries. From May 2012 to April 2015, Ms. Chan served as President, Global Connected Consumer & OnStar Service, at General Motors Corporation, where she led the development and execution of General Motors’ strategic global infotainment plans, including the launch of 4G LTE connectivity across its global portfolio of vehicle brands. From September 2009 to March 2012, Ms. Chan served as Senior Vice President and General Manager, Enterprise Mobility Solutions & Services, at Dell Inc., where she helped expand Dell’s mobility product and service offerings. From December 2000 to August 2009, Ms. Chan held various senior vice president positions at Alcatel-Lucent and Lucent Technologies, including the positions of Executive Vice President, President of 4G/LTE Wireless Networks and Executive Vice President, President of Global Wireless Networks. Prior to Alcatel-Lucent/Lucent Technologies, Ms. Chan worked at AT&T Network Systems focusing on product and platform development of 2G and 3G wireless systems. Ms. Chan also serves on the Board of Directors of Microelectronics Technology, Inc., a technology company specializing in wireless communication product development, manufacturing and global sales.

Qualifications. The Board nominated Ms. Chan to serve as a director of the Board because of her extensive experience in the telecommunications and wireless technology industries. The Board also recognized her management experience gained through various senior management positions at large multinational companies.

George R. Krouse, Jr. Director since: 2009 Independent Age: 70 Committees: • Nominating and Corporate Governance (Chair) • Compensation	Mr. Krouse, an attorney, retired in December 2007 after spending 37 years at the law firm of Simpson Thacher & Bartlett LLP, where he practiced in the corporate, capital markets and merger and acquisition areas. While at Simpson Thacher & Bartlett LLP, Mr. Krouse served as Head of the Corporate Department and Senior Administrative Partner of the firm. Mr. Krouse also serves on the Board of Visitors at Duke University School of Law and is a 2002 recipient of the Law School’s Distinguished Alumni Award. In 2006, he was appointed a Senior Lecturing Fellow at Duke University School of Law.

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PROPOSAL 1 – ELECTION OF DIRECTORS  >  DIRECTORS CONTINUING IN OFFICE

Qualifications. The Board nominated Mr. Krouse to serve as a director of the Board because of his years and depth of experience as a securities and M&A partner at a major law firm, where he counseled large companies on matters of corporate governance, risk oversight, capital markets, general business matters and acquisition transactions, as well as his senior financial and business management experience at this same firm.

Recommendation of the Board of Directors

The Board of Directors recommends a vote “FOR” the director nominees.

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CORPORATE GOVERNANCE

Board Leadership Structure

As stated in our Corporate Governance Guidelines, the Board has not adopted a formal policy regarding the need to separate or combine the offices of Chair of the Board and Chief Executive Officer and instead the Board remains free to make this determination from time to time in a manner that seems most appropriate for SBA. Currently, SBA separates the positions of CEO and Chair in recognition of the differences between the two roles. The CEO is responsible for the strategic direction of SBA and the day to day leadership and performance of SBA, while the Chair provides guidance to the CEO, sets the agenda for the Board meetings and presides over meetings of the Board. In addition, SBA believes that the current separation provides a more effective monitoring and objective evaluation of the CEO’s performance. The separation also allows the Chair to strengthen the Board’s objective oversight of SBA’s performance and governance standards.

Lead Independent Director

In order to facilitate and strengthen the Board’s independent oversight of SBA’s performance, strategy and succession planning and to uphold effective governance standards, the Board has established the role of a lead independent director. SBA’s Corporate Governance Guidelines establish that in the event the Chair is not an independent director, the independent directors of the Board shall, upon recommendation of the NCG Committee and by majority vote of independent directors, appoint a lead independent director.

The lead independent director’s duties, which are listed in our Corporate Governance Guidelines, include:

•	presiding at all executive sessions of the independent directors and Board meetings at which the Chair is not present;

•	serving as liaison between the Chair and the independent directors;

•	approving the Board meeting agendas and schedules and the subject matter of the information to be sent to the Board;

•	the authority to call meetings of the independent directors;

•	ensuring he or she is available for consultation and direct communication if requested by major shareholders; and

•	performing such other duties as the Board deems appropriate.

Mr. Langer currently serves as SBA’s lead independent director.

Corporate Governance Guidelines

The Board of Directors has voluntarily adopted Corporate Governance Guidelines. Our Corporate Governance Guidelines describe our corporate governance practices and policies and provide a framework for our Board governance. The topics addressed in our Corporate Governance Guidelines include director independence, director qualifications, committee membership and structure,

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shareholder communications with the Board, director compensation and the annual performance evaluation of the Board. Our Corporate Governance Guidelines provide, among other things, that:

•	In the event the Chair is not an independent director, the independent directors of the Board will, upon recommendation of the NCG Committee, appoint a lead independent director;

•	A majority of directors of the Board must be independent as defined by the NASDAQ Listing Standards;

•	No director may serve on more than two public company boards in addition to SBA’s Board without prior consultation with the Chair of the NCG Committee;

•	The Board will have, at all times, an Audit Committee, Compensation Committee and NCG Committee (the “Committees”), and each of their members will be independent as defined by the NASDAQ Listing Standards and applicable SEC rules;

•	The Board will appoint all members of the Committees;

•	The Board will conduct an annual self-evaluation to determine whether it and its Committees are functioning effectively;

•	Each director nominee must agree to tender his or her resignation for consideration by the Board if such director fails to receive a majority of votes cast in any uncontested re-election; and

•	No executive officer or director may pledge any shares of SBA’s Class A common stock that count toward satisfying such executive officer’s or director’s ownership requirement as set forth in the Stock Ownership Guidelines.

From time to time, the NCG Committee will review our Corporate Governance Guidelines, and, if necessary, will recommend changes to the Board. Our Corporate Governance Guidelines, which were most recently revised on May 21, 2015, are available to view at our website, www.sbasite.com, under the Investor Relations—Corporate Governance section.

Board Independence

Pursuant to our Corporate Governance Guidelines, we require that a majority of our Board of Directors and all members of our three standing Committees be comprised of directors who are “independent,” as such term is defined in the listing standards of the NASDAQ Global Select Market (the “NASDAQ Listing Standards”). Each year, the Board undertakes a review of director independence, which includes a review of each director’s responses to questionnaires asking about any relationships with us. This review is designed to identify and evaluate any transactions or relationships between a director or any member of his or her immediate family and us, or members of our senior management or other members of our Board of Directors, and all relevant facts and circumstances regarding any such transactions or relationships. Consistent with these considerations, our Board of has affirmatively determined that all of our non-management director nominees, who are listed below, are independent.

> Kevin L. Beebe	> Brian C. Carr	> Mary S. Chan
> Duncan H. Cocroft	> George R. Krouse, Jr.	> Jack Langer

Executive Sessions. The independent members of the Board of Directors generally meet in executive session at each regularly scheduled meeting of the Board.

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Meetings

During 2015, the Board of Directors held a total of 9 meetings. Each incumbent director attended at least 75% of the aggregate of (1) the total number of meetings of the Board during the period in which he or she was a director and (2) the total number of meetings of all Committees on which he or she served during the period in which he or she was a director. It is the policy of the Board of Directors to encourage its members to attend SBA’s Annual Meeting of Shareholders. All members of the Board of Directors in 2015 were present at SBA’s 2015 Annual Meeting of Shareholders.

Board Committees

The Board has three standing Committees: the Audit Committee, the Compensation Committee and the NCG Committee. Copies of the Committee charters of each of the Audit Committee, the Compensation Committee and the NCG Committee setting forth the respective responsibilities of the Committees can be found under the Investor Relations—Corporate Governance section of our website at www.sbasite.com, and such information is also available in print to any shareholder who requests it through our Investor Relations department. We periodically review and revise the Committee charters. The Board most recently adopted a revised Audit Committee Charter on February 26, 2016 and revised Compensation Committee and NCG Committee Charters on July 28, 2015.

Audit Committee

Number of Meetings in 2015: 7

Responsibilities. The Audit Committee is responsible for establishing our audit policies, selecting our independent auditors and overseeing the engagement of our independent auditors. The Audit Committee Chair reports on Audit Committee actions and recommendations at Board of Director meetings.

Independence and Financial Expertise. The Board of Directors has determined that each member of the Audit Committee meets the independence requirements under the NASDAQ Listing Standards and the enhanced independence standards for audit committee members required by the Securities and Exchange Commission (“SEC”). In addition, the Board of Directors has determined that each of Messrs. Beebe, Carr and Cocroft meets the requirements of an audit committee financial expert under SEC rules. For information regarding Mr. Beebe’s, Mr. Carr’s and Mr. Cocroft’s business experience, see “Proposal 1 – Election of Directors.”

Compensation Committee

Number of Meetings in 2015: 6

Responsibilities. The Compensation Committee is responsible for establishing salaries, incentives and other forms of compensation for our Chief Executive Officer, each of our executive officers (our Executive Vice Presidents) and our Chief Accounting Officer (collectively, the “Officer Group”), the terms of any employment agreements with the Officer Group and compensation for our directors. In addition, the Compensation Committee is responsible for administering our equity-based compensation plans, including awards under such plans, and our Stock Ownership Guidelines. The Compensation Committee is also responsible for the oversight and administration of our Executive Compensation

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Recoupment Policy. The Compensation Committee also reviews the results of any advisory shareholder votes on executive compensation and considers whether to recommend adjustments to our executive compensation policies and practices as a result of such votes. The Compensation Committee Chair reports on Compensation Committee actions and recommendations at Board of Director meetings.

Role of Compensation Consultants and Advisors. The Compensation Committee has the authority, pursuant to its charter, to engage the services of outside legal or other experts and advisors as it in its sole discretion deems necessary and appropriate to assist the Compensation Committee in fulfilling its duties and responsibilities. For 2015, the Compensation Committee again selected and retained F.W. Cook & Co., Inc. (“FW Cook”), an independent management compensation consulting firm, and instructed FW Cook to provide the Compensation Committee with a review of competitive market data for each member of the Officer Group, and to work directly with the Compensation Committee to prepare proposals for 2015 executive compensation and director compensation. In addition, in 2015 the Compensation Committee again selected and retained Chadbourne & Parke LLP (“Chadbourne & Parke”), a law firm which provides compensation consulting services, to advise the Compensation Committee on entering into new employment agreements with three of our named executive officers. Neither FW Cook nor Chadbourne & Parke performed any services for us other than their services to the Compensation Committee. We believe that the use of independent consultants provides additional assurance that our programs are reasonable and consistent with our objectives. The Compensation Committee reviewed the independence of each of FW Cook and Chadbourne & Parke in light of the SEC rules and NASDAQ Listing Standards regarding compensation consultants and has concluded that neither FW Cook’s work nor Chadbourne & Parke’s work for the Compensation Committee during 2015 raised any conflict of interest and that each of FW Cook and Chadbourne & Parke is independent.

Role of Management and Delegation of Authority. As more fully discussed under “Compensation Discussion and Analysis— Evaluating Compensation Program Design and Relative Competitive Position,” our CEO provides the Compensation Committee with (1) evaluations of each named executive officer, including himself, and (2) recommendations regarding base salary levels for the upcoming year for each named executive officer (other than himself), an evaluation of the extent to which the named executive officer met his annual incentive plan target, and the aggregate total long-term incentive value that each named executive officer (other than himself) should receive. Our CEO typically attends all regularly-scheduled Compensation Committee meetings to assist the Compensation Committee in its discussion and analysis of the various agenda items, and is generally excused from the meetings as appropriate, including for discussions regarding his own compensation. The Compensation Committee may delegate to SBA’s management the authority to administer incentive compensation and benefit plans provided for employees, including the authority to grant awards to certain recipients under our equity-based compensation plans, as it deems appropriate and to the extent permitted by applicable laws, rules, regulations and NASDAQ Listing Standards.

Independence. The Board reviewed the background, experience and independence of the Compensation Committee members based primarily on the directors’ responses to questions relating to their relationships, background and experience. Based on this review, the Board determined that each member of the Compensation Committee meets the independence requirements of the NASDAQ Listing Standards, including the heightened independence requirements specific to compensation committee members.

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Compensation Committee Interlocks and Insider Participation. During the fiscal year ended December 31, 2015, Messrs. Carr, Cocroft, Krouse and Langer served as members of the Compensation Committee, and none of these directors was, during 2015, an officer or employee of SBA, or formerly an officer of SBA. There were no transactions during the 2015 fiscal year between us and any of the directors who served as members of the Compensation Committee for any part of the 2015 fiscal year that would require disclosure by SBA under the SEC’s rules requiring disclosure of certain relationships and related-party transactions.

Nominating and Corporate Governance Committee

Number of Meetings in 2015: 8

Responsibilities. The NCG Committee is responsible for (i) soliciting, considering, recommending and nominating candidates to serve on the Board under criteria adopted by it from time to time; (ii) nominating a lead independent director in the event the Chair is not an independent director; (iii) recommending to the Board whether to accept or reject the resignation tendered by a director who failed to receive a majority of votes cast in any uncontested re-election; (iv) advising the Board with respect to Board composition and procedures and Committee composition, function, structure, procedures and charters; (v) overseeing periodic evaluations of the Board and the Committees, including establishing criteria to be used in connection with such evaluations; (vi) reviewing and reporting to the Board on a periodic basis with regard to matters of corporate governance; and (vii) developing and reviewing succession planning for Board members and executive officers. The NCG Committee is also responsible for considering and recommending to the Board the approval of any waivers to SBA’s Code of Conduct (as defined below) for a director or executive officer. The NCG Committee Chair reports on NCG Committee actions and recommendations at Board of Director meetings.

Consideration of Director Nominees. The NCG Committee considers possible candidates for nominees for directors from many sources, including management and shareholders. The NCG Committee evaluates the suitability of potential candidates nominated by shareholders in the same manner as other candidates recommended to the NCG Committee, in accordance with the Criteria for Nomination to the Board of Directors, which is attached as Annex A to the NCG Committee charter. The Criteria for Nomination to the Board of Directors contains the following requirements, among others, for suitability:

•	high ethical character and a reputation that is consistent with SBA’s reputation;

•	superior credentials;

•	current or prior experience as a CEO, President or CFO of a public company or leading a complex organization;

•	relevant expertise and experience;

•	the number of other boards (and their committees) on which a candidate serves;

•	the ability to exercise sound business judgment; and

•	the lack of material relationships with competitors or other third parties that could present realistic possibilities of conflict of interest or legal issues.

The NCG Committee Charter requires that, when considering nominees for the Board, the NCG Committee should seek to provide a diversity and balance among directors of race, gender,

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geography, thought, viewpoints, background, skills, experience and expertise (the “Criteria for Nomination”). Further, the NCG Committee Charter requires that any search firm retained to assist the NCG Committee in seeking candidates for the Board be instructed to seek to include diverse candidates in terms of the Criteria for Nomination from, among other areas, the traditional corporate environment, government, academia, private enterprise, non-profit organizations, and professions such as accounting, finance, marketing, human resources, and legal services.

The NCG Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to SBA’s business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue in service or if the NCG Committee or the Board decides not to re-nominate a member for re-election, the NCG Committee identifies the desired skills and experience of a new nominee in light of the Criteria for Nomination. Current members of the NCG Committee and Board are polled for suggestions as to individuals meeting the Criteria for Nomination of the NCG Committee. In addition, from time to time, the NCG Committee has engaged, and may in the future engage, the services of executive search firms to assist the NCG Committee and the Board of Directors in identifying and evaluating potential director candidates.

Shareholder Nominations of Director Candidates. In July 2015, we amended our Bylaws to provide a proxy access right that permits shareholders to nominate directors for inclusion in our proxy statement under certain circumstances. We reached out to shareholders on the topic of proxy access who at the time held, in the aggregate, more than 30% of our outstanding Class A common stock. Following shareholder approval of a non-binding proposal to adopt our proxy access bylaw, which we tailored specifically to our shareholder base and long-term corporate strategy, over a competing shareholder proposal on the same topic, our Board adopted amendments to our Bylaws to implement proxy access. During our outreach discussions, our shareholders expressed support for a 5% ownership threshold for 3 years, 10 shareholder group and up to 20% of the board formulation, which is ultimately what was approved by our shareholders and implemented by our proxy access bylaw. Shareholders who wish to nominate directors for inclusion in our proxy statement or directly at an annual meeting in accordance with the procedures in our Bylaws should follow the instructions under “Shareholder Proposals and Director Nominations for 2017 Annual Meeting” in this proxy statement.

Executive Compensation Recoupment or “Clawback” Policy

Upon recommendation of the Compensation Committee, on February 21, 2014, the Board adopted the Executive Compensation Recoupment or “Clawback” Policy (the “Recoupment Policy”), which covers all our executive officers (the “Covered Officers”), and applies to incentive compensation paid or awarded commencing in the 2014 fiscal year. Under the Recoupment Policy, in the event of (1) a restatement of SBA’s financial results due to the material noncompliance with any financial reporting requirement under the securities laws or (2) a determination by the Compensation Committee that a financial, operational or other metric upon which incentive-based compensation was paid or awarded was inaccurate, in either case regardless of fault, the Compensation Committee will review the impact, if any, of such events on the incentive compensation paid or awarded to the Covered Officers. If the Compensation Committee determines that a Covered Officer was paid or awarded more than he or she would have been paid or awarded absent the financial restatement or inaccurate performance metrics, then the Compensation Committee may, to the extent permitted by applicable law, seek to recover such excess compensation. This recovery may include repayment by the Covered Officer, forfeiture of unvested restricted stock units and unvested stock options, offset against any severance payable to

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such Covered Officer, and other legal or equitable remedies that might be available to SBA. Incentive-based compensation paid or awarded during the three years preceding any financial restatement or inaccurate performance metrics is subject to recoupment.

Code of Ethics/Related Party Transaction Policy

The Board of Directors has adopted our Code of Ethics for Senior Financial Officers (“Code of Ethics”) and our Code of Conduct for Directors, Officers and Employees (“Code of Conduct”), each of which we periodically revise to reflect best corporate governance practices and changes in applicable rules.

Code of Ethics. Our Code of Ethics sets forth standards of conduct applicable to our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer to promote honest and ethical conduct, proper disclosure in SBA’s periodic filings, and compliance with applicable laws, rules and regulations. Our Code of Ethics is available to view at our website, www.sbasite.com, under the Investor Relations—Corporate Governance section. We intend to provide disclosure of any amendments or waivers of our Code of Ethics on our website within four business days following the date of the amendment or waiver.

Code of Conduct/Related Party Transaction Policy. Our Code of Conduct requires directors, officers and all other employees to conduct themselves in an honest and ethical manner, including the ethical handling of actual or apparent conflicts of interest. Our Code of Conduct generally requires (i) officers and directors to disclose any outside activities, financial interests or relationships that may present a possible conflict of interest or the appearance of a conflict to the General Counsel and (ii) employees to disclose any outside activities, financial interests or relationships that may present a possible conflict of interest or the appearance of a conflict to their immediate supervisor. The General Counsel will determine if any such outside activities, financial interests or relationships constitute a conflict of interest and a related person transaction on a case-by-case basis and will promptly disclose such activities, interests or relationships to the appropriate Committee for their review and appropriate action, if necessary. It is our preference to avoid related person transactions generally. Under applicable NASDAQ rules, all related person transactions must be approved by our Audit Committee or another independent body of the Board of Directors. Current SEC rules define transactions with related persons to include any transaction, arrangement or relationship (i) in which SBA is a participant, (ii) in which the amount involved exceeds $120,000, and (iii) in which any executive officer, director, director nominee, beneficial owner of more than 5% of SBA’s Class A common stock, or any immediate family member of such persons has or will have a direct or indirect material interest. All directors must recuse themselves from any discussion or decision affecting their personal, business or professional interests. All related person transactions will be disclosed in our applicable SEC filings as required under SEC rules.

No Related Party Transactions in 2015. Since January 1, 2015, we have not had any relationships or transactions with any of our executive officers, directors, beneficial owners of more than 5% of our Class A common stock or any immediate family member of such persons that were required to be reported pursuant to Item 404(a) of Regulation S-K.

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Risk Management

Board Role in Management of Risk

The Board is actively involved in the oversight and management of risks that could affect SBA. This oversight and management is conducted primarily through Committees, as disclosed in the descriptions of each of the Committees above and in the charters of each of the Committees, but the full Board has retained responsibility for general oversight of risks. The NCG Committee is responsible for annually reviewing and delegating the risk oversight responsibilities of each Committee and ensuring that each Committee should be primarily responsible for that oversight. The Audit Committee is primarily responsible for overseeing the risk management function, specifically with respect to management’s assessment of risk exposures (including risks related to liquidity, credit, operations, regulatory compliance and information systems), and the processes in place to monitor and control such exposures. In carrying out its responsibilities, the Audit Committee works closely with Internal Audit and other members of SBA’s enterprise risk management team. In addition, each of the Committees of the Board consider the risks within their areas of responsibility. The Board satisfies its oversight responsibility through full reports by each Committee chair regarding the Committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within SBA.

Compensation Risks

In early 2016, as part of our risk management process, we conducted an annual comprehensive review and evaluation of our compensation programs and policies. The assessment covered each material component of executive and non-executive employee compensation. In evaluating our compensation components, we took into consideration the following risk-limiting characteristics:

•	Bonus payout under our incentive plan is capped at the target opportunity, whether or not SBA significantly exceeds the incentive plan metrics;

•	A significant percentage of our overall pay mix is equity-based, which, when combined with the vesting terms and our Stock Ownership Guidelines, aligns our executive officers’ interests with shareholders’ interests and minimizes the taking of inappropriate or excessive risk that would impair the creation of long-term shareholder value;

•	We have effective management processes for establishing key financial and operating targets, and monitoring financial and operating metrics;

•	We have effective monitoring by external and internal audit;

•	We have effective segregation of duties throughout SBA;

•	Our Board approves the parameters of acquisition transactions that contribute towards target performance;

•	We have established processes in place for the approval of new build projects and to confirm the completion of new tower construction; and

•	Our Stock Ownership Guidelines require officers and directors to hold any vested restricted stock until the aggregate amount of their stock ownership exceeds a multiple of their annual base salary or retainer, as applicable.

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Director Compensation

General. The Board maintains a compensation arrangement for the non-employee directors of the Board. The Board compensation arrangement is comprised of the following types and levels of compensation:

•	Initial Equity Grant. Each newly elected independent director, defined as a director who is a non-employee director pursuant to Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), at the time of such initial election, is entitled to receive a grant of non-qualified stock options. Newly elected directors are entitled to receive a grant of non-qualified stock options to purchase 10,000 shares of Class A common stock with a per share exercise price equal to the fair market value per share of such stock at the grant date. These options vest and become exercisable in equal annual installments on each of the first five anniversaries of the grant date so long as the director continues to serve as a member of our Board of Directors.

•	Annual Equity Grant. At each annual meeting, non-employee directors receive an equity grant with an aggregate grant date value of $135,000. The annual equity grant to non-employee directors is comprised of two-thirds restricted stock units and one-third stock options. The aggregate grant date value is calculated in accordance with FASB ASC Topic 718, except that the stock price used in the calculation will be a derived price equal to the average closing price of our Class A common stock in the two calendar months of March and April and exclude the estimated impact of assumed forfeitures. The restricted stock units and stock options vest and become exercisable on the first, second and third year anniversary of their grant. In addition to the acceleration provisions provided under the relevant equity plan, annual equity grants to directors immediately vest if a director resigns from the board of directors, provided the director has completed three full years of service as a director prior to the effective date of such resignation.

Pursuant to this policy, on May 21, 2015, each non-employee director of the Board was granted 747 restricted stock units, which represents a contingent right to receive 747 shares of Class A common stock. In addition, on May 21, 2015, each non-employee director of the Board was granted stock options to purchase 1,899 shares of Class A common stock with an exercise price of $113.55 per share, the closing price of the Class A common stock on May 21, 2015. The restricted stock units and stock options vest and become exercisable in three equal annual installments on the anniversary of the grant date or the day immediately prior to the annual meeting of shareholders in each of 2016, 2017 and 2018.

•	Retainer and Fees Paid in Cash. Each non-employee director is entitled to receive an annual retainer of $75,000 payable in cash for service as a director. The Chair of the Board and the lead independent director are entitled to an additional retainer of $25,000, while the Chairs of the Audit Committee, the Compensation Committee and the NCG Committee are entitled to an additional retainer of $20,000, $15,000 and $10,000, respectively. Non-employee directors are also reimbursed for incidental expenses associated with each Board of Directors and/or Committee meeting. Other than the Chair of each of the Committees, directors who serve on any of the Committees of the Board of Directors described above do not receive any additional compensation for their services as a Committee member.

During 2015, each of Messrs. Beebe, Bernstein, Carr, Cocroft, Krouse and Langer received the annual cash compensation for his service as a director and Ms. Chan received a prorated portion of such compensation. Additionally, Mr. Cocroft received the annual cash compensation for his service as Audit Committee Chair, Mr. Langer received the annual

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cash compensation for his service as Compensation Committee Chair and as lead independent director, Mr. Krouse received the annual cash compensation for his service as NCG Committee Chair, and Mr. Bernstein received the annual cash compensation for his service as Chair of the Board. Directors who are employees do not receive any additional compensation for their services as a director.

The following table sets forth information regarding the compensation of our non-employee directors for 2015. Mr. Stoops, our Chief Executive Officer and President, is omitted from the table as he does not receive any additional compensation for his services as a director.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)(2)	Option Awards ($)(1)(2)		Total ($)
Steven E. Bernstein	$100,000		$84,822	$42,792		$227,614
Kevin L. Beebe	75,000		84,822	42,792		202,614
Brian C. Carr	75,000		84,822	42,792		202,614
Duncan H. Cocroft	95,000		84,822	42,792		222,614
George R. Krouse, Jr.	85,000		84,822	42,792		212,614
Mary S. Chan	50,000	(3)	84,822	272,652	(4)	407,474
Jack Langer	115,000		84,822	42,792		242,614

(1)	Grants of restricted stock units and stock options were made on May 21, 2015, in connection with the annual grant discussed above. The amounts in the “Stock Awards” column and the “Option Awards” column reflect the aggregate grant date fair value of awards for the fiscal year ended December 31, 2015 computed in accordance with FASB ASC Topic 718. For additional information on the valuation assumptions regarding the fiscal 2015 grants, refer to Note 14 in our financial statements for the year ended December 31, 2015, which is included in our Annual Report on Form 10-K filed with the SEC.

(2)	The following table sets forth the aggregate number of restricted stock units and unexercised stock options outstanding at December 31, 2015 for each of our non-employee directors.

Name	Aggregate Number of Restricted Stock Units Outstanding at December 31, 2015	Aggregate Number of Unexercised Stock Options Outstanding at December 31, 2015
Steven E. Bernstein	1,700	31,174
Kevin L. Beebe	1,700	21,800
Brian C. Carr	1,526	5,374
Mary S. Chan	747	11,899
Duncan H. Cocroft	1,700	21,174
George R. Krouse, Jr.	1,700	14,767
Jack Langer	1,700	9,767

(3)	Represents the pro rata 2015 annual retainer received by Ms. Chan from May 1, 2015, the effective date of her appointment to the Board.

(4)	Includes 10,000 options Ms. Chan received as her initial grant on the effective date of her appointment to the Board.

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EXECUTIVE OFFICERS

Set forth below is certain information relating to our current executive officers and key employees. Biographical information with respect to Mr. Stoops is set forth above under “Proposal 1 – Election of Directors.”

Name	Age	Position
Jeffrey A. Stoops	57	President and Chief Executive Officer
Brendan T. Cavanagh	44	Executive Vice President and Chief Financial Officer
Kurt L. Bagwell	51	Executive Vice President and President – International
Mark R. Ciarfella	50	Executive Vice President – Operations
Thomas P. Hunt	58	Executive Vice President, Chief Administrative Officer and General Counsel
Jason V. Silberstein	47	Executive Vice President – Site Leasing
Brian D. Lazarus	44	Senior Vice President and Chief Accounting Officer
Jorge Grau	53	Senior Vice President and Chief Information Officer
Neil H. Seidman	49	Senior Vice President – Mergers and Acquisitions

Brendan T. Cavanagh, CPA, has served as our Executive Vice President since January 2014 and Chief Financial Officer since September 2008. Prior to serving as Executive Vice President, from September 2008 to December 2013, Mr. Cavanagh served as our Senior Vice President. Mr. Cavanagh joined SBA in 1998 and has held various positions, including serving as Vice President and Chief Accounting Officer from June 2004 to September 2008 and Vice President – Site Administration from January 2003 to June 2004. Prior to joining us, Mr. Cavanagh was a senior accountant with Arthur Andersen LLP.

Kurt L. Bagwell has served as our Executive Vice President and President – International since January 2014. From October 2010 to December 2013, Mr. Bagwell served as our Senior Vice President and President – International. Mr. Bagwell joined SBA in February 2001 as Vice President of Network Services and served as our Senior Vice President and Chief Operating Officer from January 2002 to October 2010. Prior to joining us, Mr. Bagwell served as Vice President – Site Development for Sprint PCS.

Mark R. Ciarfella has served as our Executive Vice President – Operations since January 2014. From October 2010 to December 2013, Mr. Ciarfella served as our Senior Vice President – Operations. Mr. Ciarfella joined SBA in July 2007 as our Vice President – Tower Development. From 1997 to 2007, Mr. Ciarfella was the co-owner of a Florida based site development services company that provided site acquisition, zoning, construction management and program management services to the wireless telecommunication industry and was a partner in a communication tower company that specialized in building towers in the State of Florida. Mr. Ciarfella has more than 14 years of experience in the wireless telecommunication industry working directly with PrimeCo Personal Communications and as a consultant for multiple other carriers.

Thomas P. Hunt has served as our Executive Vice President since January 2014, General Counsel since September 2000 and Chief Administrative Officer since May 2007. Prior to serving as Executive Vice President, from September 2000 to December 2013, Mr. Hunt served as our Senior Vice

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President. Prior to joining SBA, Mr. Hunt was a partner with Gunster, Yoakley & Stewart, P.A., a South Florida law firm, where he practiced for 16 years in the corporate and real estate areas. Mr. Hunt is a member of the Florida Bar.

Jason V. Silberstein has served as our Executive Vice President – Site Leasing since January 2014. From February 2009 to December 2013, Mr. Silberstein served as our Senior Vice President – Property Management. Mr. Silberstein joined SBA in 1994 and has held various positions with us, including Vice President – Property Management from April 2000 to February 2009.

Below is a summary of the business experience of each of our key employees.

Brian D. Lazarus, CPA, has served as our Senior Vice President since January 2014 and Chief Accounting Officer since September 2008. Prior to serving as Senior Vice President, from September 2008 to December 2013, Mr. Lazarus served as our Vice President. Mr. Lazarus joined SBA in October 2006 and served as SBA’s Controller from October 2006 to September 2008. Prior to joining SBA, Mr. Lazarus was the Corporate Controller for AllianceCare, a privately owned multi-state health care organization, from December 2003 until October 2006. Mr. Lazarus previously was a Senior Audit Manager with Ernst & Young LLP and spent six years with KPMG LLP.

Jorge Grau has served as our Senior Vice President since January 2014 and Chief Information Officer since January 2006. Prior to serving as our Senior Vice President, from January 2006 to December 2013, Mr. Grau served as our Vice President. Mr. Grau joined SBA in August 2003 as the Vice President of Information Technology. Prior to joining SBA, from July 2002 through August 2003, Mr. Grau was Director of Information Technology for Vision Care Holdings and, from August 1989 to May 2002, Mr. Grau served as Chief Information Officer of Bentley’s Luggage Corporation.

Neil H. Seidman has served SBA in merger and acquisition activity since June 1997. From June 1997 to December 2001, Mr. Seidman served as our Director of Acquisitions and Associate General Counsel. From January 2002 to December 2008, Mr. Seidman served as our primary outside mergers and acquisitions counsel as a partner in the law firm of Seidman, Prewitt, DiBello & Lopez, P.A. On January 1, 2009, Mr. Seidman rejoined SBA as our Vice President – Mergers and Acquisitions. Since January 2014, Mr. Seidman has served as our Senior Vice President – Mergers and Acquisitions. Mr. Seidman is a member of the Florida, New York, Maryland and Washington D.C. bars.

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COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis is designed to provide our shareholders with a clear understanding of our compensation philosophy and objectives, compensation-setting process, and the 2015 compensation of our named executive officers, or NEOs. As discussed in Proposal 3 on page 58, we are conducting a Say on Pay vote this year that requests your approval, on an advisory basis, of the compensation of our named executive officers as described in this section and in the tables and accompanying narrative contained in “Executive Compensation.” As part of that vote, you should review our compensation philosophies, the design of our executive compensation programs and how, we believe, these programs have contributed to the strong financial performance that SBA has provided to shareholders over the long term.

Our named executive officers are those executive officers listed below:

Jeffrey A. Stoops	President and Chief Executive Officer
Brendan T. Cavanagh	Executive Vice President and Chief Financial Officer
Kurt L. Bagwell	Executive Vice President and President, International
Thomas P. Hunt	Executive Vice President, Chief Administrative Officer and General Counsel
Jason V. Silberstein	Executive Vice President, Site Leasing

Executive Summary

We pay for performance. The core of our executive compensation philosophy is that our executives’ pay should be linked to the performance of SBA. Accordingly, our executives’ compensation is heavily weighted toward compensation that is performance-based or equity-based. Our NEO compensation for 2015 reflects this commitment.

Our executives’ compensation for 2015 consisted of a base salary, an annual incentive bonus and long-term equity awards that vest over a four-year period. For 2015, 90% of our CEO’s target total compensation and an average of 84% of our other NEOs’ target total compensation was performance-based or equity-based.

CEO TARGET TOTAL COMPENSATION IN 2015	AVERAGE OF OTHER NEOs TARGET TOTAL COMPENSATION IN 2015

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COMPENSATION DISCUSSION AND ANALYSIS  >  EXECUTIVE SUMMARY

We do not provide pension, supplemental retirement benefits or material perquisites to our executives as they are not tied to performance. Consequently, “All Other Compensation” constitutes less than 0.25% of the total compensation paid during 2015 to our CEO and the average of our other NEOs’ compensation.

Our performance metrics drive shareholder value. We reward financial, operational and qualitative corporate metrics that we believe will drive long-term shareholder value appreciation. For 2015, our annual incentive bonus for our CEO and each of our NEOs was based:

•	50% on SBA achieving target Annualized Adjusted EBITDA (25% in the case of Mr. Silberstein), and

•	50% (75% in the case of Mr. Silberstein) on SBA’s achievement of selected financial, operational and qualitative metrics and a subjective analysis of the contribution of such executive towards the attainment of such metrics. For 2015, these metrics included (i) AFFO Per Share, (ii) domestic and international tower acquisitions and ground lease extensions and acquisitions, (iii) leasing results on owned towers, (iv) the financial and operational performance of SBA’s international operations, (v) the smooth and efficient integration of acquired towers and the resulting realization of synergies, (vi) SBA’s managed business performance, (vii) successful refinancing and balance sheet initiatives, (viii) compliance and audit results, (ix) institutional contribution, including cross-departmental collaboration, succession planning and improved business processes and communications, (x) establishment of operations in new international markets and (xi) executive performance. Based on his responsibilities, each NEO was assigned five to six of these financial, operational or qualitative metrics upon which he was evaluated.

We achieved solid financial and operational performance in 2015. In 2015, our target corporate financial metrics were set at or above our 2014 results.

(dollars in millions except AFFO Per Share)	2014 Results	2015 Budget Guidance(2)	2015 Results(2)
Annualized Adjusted EBITDA(1)	$1,072	$1,129(3)	$1,134
AFFO Per Share(1)	$5.23	$5.67(3)	$5.88
Site Leasing Revenue	$1,360	$1,498(4)	$1,481
Tower Cash Flow(1)	$1,038	$1,145(4)	$1,141
Tower Portfolio Growth	21%	5%-10%(4)	5%

(1)	Annualized Adjusted EBITDA, AFFO Per Share and Tower Cash Flow are non-GAAP financial measures. Please see Exhibit A of this proxy statement for a reconciliation of such measures.
(2)	Annualized Adjusted EBITDA and AFFO Per Share were calculated on a constant currency basis based on the budgeted exchange rates for purposes of determining compensation.
(3)	Based on budget performance level.
(4)	Based on the midpoint of guidance provided on February 26, 2015.

During 2015, we delivered solid operational results on a reported basis, growing Site Leasing Revenue by 8.9%, Tower Cash Flow by 9.9%, Adjusted EBITDA by 9.6%, AFFO by 8.0% and AFFO per share by 9.0%. Each of these items were record results for SBA in absolute dollars, although our reported results were negatively impacted by foreign currency translation adjustments. While U.S. site leasing revenue and tower cash flow were impacted by slower activity and a greater than average amount of

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COMPENSATION DISCUSSION AND ANALYSIS  >  EXECUTIVE SUMMARY

customer churn, this performance was consistent with the historical cyclicality of network spending activity in the U.S. wireless business and largely reflected our expectations for churn as a result of Sprint’s termination of the iDen network. We continued to lead the tower industry in Tower Cash Flow Margins, Adjusted EBITDA Margins and AFFO per share. During 2015, we continued to be successful in actively managing our balance sheet, raising $2.0 billion in debt financings last year, in new proceeds and refinancing transactions, and ended the year with leverage of 7.7x, just above our target leverage of 7.0x to 7.5x Net Debt / Annualized Adjusted EBITDA. Furthermore, as of December 31, 2015, our outstanding indebtedness had a weighted average interest rate of only 3.9% and a weighted average remaining life of over five years. Finally, we crossed the 25,000 towers owned milestone and ended the year with operations in nine different countries.

Through the end of 2015, we delivered a five-year TSR of 157%, far exceeding the five-year TSR of 100% delivered by the NASDAQ Composite Index and 76% delivered by the large public company tower peer group.

We have strong corporate governance policies to further align our executives’ interests with those of our shareholders. Specifically, we have:

Expansive Compensation Recoupment or “Clawback Policy” (Page 19)	We have an expansive Executive Compensation Recoupment or “Clawback” Policy that covers all our executive officers and applies to incentive compensation paid or awarded in either cash or equity. Our policy permits the Compensation Committee to recoup any excess incentive compensation that an officer received in the past three years in the event of (1) a restatement of our financial results due to the material noncompliance with any financial reporting requirement under the securities laws or (2) a determination by the Compensation Committee that a financial, operational or other metric upon which incentive-based compensation was paid or awarded was inaccurate, in either case regardless of fault.

Cap on annual incentive awards at the target annual bonus opportunity (Page 36)	Our annual incentive plan does not offer upside for performance beyond the target level, which was 125% in the case of Mr. Stoops and 100% in the case of our other NEOs of their respective salary as an annual incentive bonus. We believe that capping our annual bonus opportunity encourages our executives to focus on long-term, rather than short-term, growth.

Strong stock ownership guidelines (Page 41)	Our stock ownership guidelines require our executives to retain all restricted stock until they maintain ownership of our Class A common stock at a specified multiple of their current salary, thereby further promoting the continued alignment of our executives’ interests with those of our shareholders and discouraging excessive risk taking for short-term gains. Furthermore, our executives are prohibited from pledging any shares that are subject to the stock ownership requirements and are strictly prohibited from entering into hedging activities with respect to their shares of our Class A common stock.

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COMPENSATION DISCUSSION AND ANALYSIS  >  COMPENSATION PHILOSOPHY AND OBJECTIVES

Executive employment agreements that reflect good corporate governance (Page 49)	Our employment agreements include “shareholder friendly” provisions that reflect the Compensation Committee’s commitment to good corporate governance. Specifically, the employment agreements (i) require termination in connection with a change in control before severance payments are due (i.e., a “double trigger”), (ii) provide for a reduced severance multiple in the event of a termination without cause not associated with a change in control, (iii) do not provide for gross-up of any benefits nor for an excise tax gross-up in the case of a change in control, and (iv) do not accelerate the vesting of equity awards in connection with terminations, absent a change in control.

We encourage you to read this Compensation Discussion and Analysis for a detailed discussion and analysis of our executive compensation program, including information about the 2015 compensation of the named executive officers.

Compensation Philosophy and Objectives

The philosophy of our executive compensation program is to align pay with performance, keep overall compensation competitive and ensure that we can recruit, motivate and retain high quality executives. The three principles of our compensation philosophy are as follows:

Principles	Implementation
Total direct compensation levels should be sufficiently competitive to attract, motivate and retain the highest quality executives	Our Compensation Committee seeks to establish target total direct compensation (salary, annual incentive and long-term incentive) at up to 110% of the target total direct compensation at the 50th percentile (or median) of our Peer Group, providing our executives the opportunity to be competitively rewarded for our financial, operational and stock price growth. Total direct compensation opportunity (i.e., maximum achievable compensation) should increase with position and responsibility.
Performance-based and “at-risk” incentive compensation should constitute a substantial portion of total compensation	We seek to foster a pay-for-performance culture, with a significant portion of total direct compensation being performance-based and/or “at risk.” Accordingly, such portion should be tied to, and vary with, our financial, operational and stock price performance, as well as individual performance. We view two components of our total compensation program—annual incentive compensation and equity-based compensation—as being performance-based and/or “at risk.” Executives with greater responsibilities and the ability to directly impact our strategic and operational goals and long-term results should bear a greater proportion of the risk if these goals and results are not achieved. Therefore, the more senior the executive the greater the percentage of total compensation is in the form of performance-based and/or “at risk” compensation.

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COMPENSATION DISCUSSION AND ANALYSIS  >  COMPENSATION SETTING PROCESS

Principles	Implementation
Long-term incentive compensation should align executives’ interests with our shareholders’ interests to further the creation of long-term shareholder value	Awards of equity-based compensation encourage executives to focus on our long-term growth and prospects and incentivize executives to manage our company from the perspective of owners with a meaningful stake, and to encourage them to remain with us for long and productive careers. Our stock ownership guidelines further enhance the incentive to create long-term shareholder value. Equity-based compensation also subjects our executives to market risk, a risk also borne by our shareholders.

This philosophy is the basis of the Compensation Committee’s decisions regarding each of the following three components of pay: base salary, annual incentive compensation and equity-based compensation, each of which is discussed in detail below.

The Compensation Committee does not decrease total direct compensation based upon realized or unrealized gains from prior compensation nor does it increase or decrease total direct compensation to compensate for stock price fluctuations. The Compensation Committee believes that doing so would reduce the motivation for continued high achievement and lower the correlation to gains or losses of our shareholders. Similarly, our severance and change-in-control arrangements, which we discuss later in this proxy statement under the heading “Potential Payments Upon Termination or Change-in-Control” on page 49, have not affected the Compensation Committee’s decisions regarding other components of compensation. Those arrangements serve very specific purposes that are unrelated to the determination of an NEO’s total direct compensation for a specific year.

In determining annual incentive compensation, the Compensation Committee calculates the actual results during the year on a constant currency basis (utilizing the budgeted exchange rates to eliminate the impact of movements in foreign currency) due to the belief that an individual should not benefit nor be penalized as a result of movements in foreign currency that are outside their control. No adjustments are made to equity-based compensation for movements in foreign currency exchange rates, consistent with the impact of such movements to our shareholders.

Compensation Setting Process

Annually, the Compensation Committee evaluates SBA’s executive compensation program design and competitiveness. As discussed above under the responsibilities of the Compensation Committee on page 17, the Compensation Committee has authority to retain compensation consultants, outside legal counsel and other advisors as it deems appropriate to assist in fulfilling its responsibilities. For 2015, the Compensation Committee selected and retained F.W. Cook & Co., Inc. (“FW Cook”) to:

•	review those companies that comprise our Peer Group and propose changes if necessary;

•	provide a competitive analysis of our compensation components for our NEOs against our 2015 Peer Group;

•	assist in the design of the executive compensation program and the determination of 2015 compensation for our NEOs;

•	provide advice in connection with the negotiation of new employment agreements with three of our NEOs;

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COMPENSATION DISCUSSION AND ANALYSIS  >  PROGRAM DESIGN AND COMPETITIVE POSITION

•	perform a competitive analysis of compensation levels for non-employee directors and provide recommendations for our director compensation program; and

•	review the Compensation Discussion and Analysis in the annual proxy statement.

FW Cook does not perform any other services for SBA other than its consulting services to the Compensation Committee. The Compensation Committee has reviewed the independence of FW Cook in light of new SEC rules and NASDAQ Listing Standards regarding compensation consultants and has concluded that FW Cook’s work for the Compensation Committee during 2015 did not raise any conflict of interest and that FW Cook is independent.

Evaluating Compensation Program Design and Relative Competitive Position

At the beginning of the executive compensation setting process each year, the Compensation Committee, in consultation with its independent compensation consultant, determines the process by which it will ensure that SBA’s executive compensation is competitive. For 2015, the Compensation Committee selected, with the recommendation of FW Cook, a group of peer companies from both the communications-related industry and the real estate investment trust (REIT) industry (the “2015 Peer Group”). The Compensation Committee decided to use companies from these two industries as it believes that each of these two industries have business characteristics that are similar to our business. Two of the communications-related peer companies have also elected REIT status (American Tower Corporation and Crown Castle International Corporation). The 2015 Peer Group is comprised of 20 companies, 10 from each industry, that were of similar size relative to SBA based on available public information in late 2014. The primary size measures used in selecting companies for the Peer Group were revenue, EBITDA, total assets, employees, market capitalization and enterprise value. Relative to the new 2015 Peer Group, for the four fiscal quarters ended June 30, 2014 and at such date, (1) SBA’s revenue was between the 25th percentile and the median and (2) SBA’s market capitalization and enterprise value were between the median and the 75th percentile. The 2015 Peer Group was revised to reflect the increased size of SBA compared to the year earlier period, to maintain an equal balance between communications and REIT peers and to slightly increase the sample size. Specifically, (1) two communications-related companies in the 2014 Peer Group (Rackspace Hosting and Neustar) were replaced with CBS Outdoor America and Frontier Communications, (2) two REITs, Avalonbay Communities and Boston Properties, were added and (3) one peer (Digital Realty Trust, Inc.) formerly in the REIT category was moved to the communications-related peers in light of its business model.

The table below sets forth the companies included within the 2015 Peer Group.

Communications Related Companies	REITS

• Akamai Technologies

• American Tower Corporation

• CBS Outdoor Americas Inc.

• Crown Castle International Corp.

• Digital Realty Trust, Inc.

• Equinix, Inc.

• Frontier Communications Corporation

• Lamar Advertising Company

• tw telecom

• Windstream Communications

• Avalonbay Communities, Ic.

• Boston Properties, Inc.

• Camden Property Trust

• Duke Realty Corporation

• Essex Property Trust, Inc.

• Health Care REIT, Inc.

• Kimco Realty Corporation

• The Macerich Company

• Prologis Inc.

• Ventas, Inc.

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COMPENSATION DISCUSSION AND ANALYSIS  >  PROGRAM DESIGN AND COMPETITIVE POSITION

Once the 2015 Peer Group had been selected, the Compensation Committee began the 2015 executive compensation setting process by reviewing historical 2013 compensation data and estimated 2014 and 2015 target compensation levels of the 2015 Peer Group. The Compensation Committee sets target compensation in January and February of each year; therefore, the historical compensation data available to the Compensation Committee is based principally upon the data available from each company’s prior year’s proxy statement (which reflects compensation paid for two years prior). As a result, the Compensation Committee also reviewed FW Cook’s estimated 2014 and 2015 target compensation levels for the 2015 Peer Group, which was based on an assessment of historical data, SEC filings made after the relevant proxy statements, and market intelligence on executive compensation trends. Estimated 2015 compensation levels assumed a five percent increase (based on a historical analysis of the Peer Group) to prior year base salaries, target bonus levels, and long-term incentive grants, unless a company had actually disclosed a different increase or reduction prior to the time that the 2015 Peer Group data was compiled.

The Compensation Committee compared (1) base salaries, (2) target total cash compensation (salary plus annual bonus opportunity), (3) long-term incentive (“LTI”) awards and (4) target total direct compensation (“TDC”) (salary plus annual bonus opportunity plus value of LTI payable to each NEO) to the 25th percentile, the median and 75th percentile target opportunity of the 2015 Peer Group. Traditionally, the Compensation Committee has sought to set target TDC at up to 110% of the 50th percentile (or median) of the target TDC of the relevant Peer Group. The Compensation Committee seeks to set base salaries and target total cash compensation moderately below the median of the Peer Group. The Compensation Committee then uses long-term incentive awards, being “at-risk”, to ensure that TDC is at the desired level. The Compensation Committee utilizes this comparative data to ensure that SBA is setting target compensation at a competitive level and, to the extent that SBA’s compensation diverges from the 110% of median, that the Compensation Committee understands and is cognizant of such divergence.

Based upon the factors set forth above, the independent compensation consultant prepared a review of the compensation data for the 2015 Peer Group. The review indicated that SBA’s base salaries and target total cash compensation were generally below the 50th percentile of the 2015 Peer Group for each of the NEOs, while the average target TDC for each of our NEOs was below 110% of the 50th percentile of the target TDC of the 2015 Peer Group.

2016 Peer Group. In mid-2015, in preparation for the upcoming 2016 compensation setting process, the Compensation Committee requested that FW Cook reevaluate the companies that comprise the Peer Group to determine if the peer group continues to reflect the size and other characteristics of SBA. As a result of this evaluation, Frontier Communications Corporation was removed, U.S. Cellular was added and tw telecom inc. was replaced with Level 3 Communications by whom it had been acquired. There were no changes to the REIT peers. The 2016 Peer Group continues to be comprised of 20 companies, 10 of which are communications-related companies and 10 of which are REITs. Relative to the new 2016 Peer Group, for the four fiscal quarters ended June 30, 2015 and at such date, (1) SBA’s revenue was between the 25th percentile and the median and (2) SBA’s market capitalization and enterprise value were between the median and the 75th percentile.

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COMPENSATION DISCUSSION AND ANALYSIS  >  PROGRAM DESIGN AND COMPETITIVE POSITION

Consideration of Shareholder Advisory Vote

As part of its compensation setting process, the Compensation Committee annually reviews and considers the results of the prior-year’s shareholder advisory vote on our executive compensation. The Compensation Committee believes that this advisory vote can provide useful feedback regarding whether shareholders believe that the Compensation Committee is achieving its goal of designing an executive compensation program that promotes the best interests of SBA and its shareholders by providing its executives with the appropriate compensation and meaningful incentives. In establishing the 2015 compensation program, the Compensation Committee took note that at the 2014 annual meeting, similar to 2013, 98% of the votes cast on the advisory vote supported SBA’s executive compensation program. The Compensation Committee took into consideration this overwhelming support in its decision to maintain the current compensation program and philosophy. The Compensation Committee intends to annually review the results of the advisory vote and will be cognizant of this feedback as it completes its annual review of each pay element and the total compensation packages for our NEOs.

Evaluating Company and NEO Performance

Annually, our CEO provides the Compensation Committee a performance assessment for each named executive officer, including himself, and a compensation recommendation for each named executive officer, other than himself. The performance assessment includes an analysis of SBA’s performance against each of its quantitative and qualitative metrics and an evaluation of the contributions of each NEO to such performance. Our CEO also reviews each executive’s three-year compensation history and current compensation data provided by our independent compensation consultant. On the basis of this evaluation, our CEO provides the Compensation Committee recommendations regarding base salary levels for the upcoming year, an evaluation of the extent to which the NEO met his annual incentive plan target, and the aggregate total long-term incentive value that each NEO should receive. In addition, the CEO offers his proposal for the performance metrics, relative weightings and threshold and target levels for our annual incentive compensation for the upcoming year.

Establishing Individual Executive Compensation Packages

The Compensation Committee conducts an annual review of the executive compensation packages. Based on this review, the Compensation Committee approves, after considering the CEO’s recommendations, the following:

•	base salary changes,

•	any amounts earned under the previous year’s annual incentive compensation program,

•	performance metrics, performance targets and annual bonus opportunity under the annual incentive compensation program for the current year, and

•	annual long-term incentive awards.

The Compensation Committee also approves such compensation package components for the CEO.

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COMPENSATION DISCUSSION AND ANALYSIS  >  COMPENSATION COMPONENTS AND DECISIONS

Executive Compensation Components and 2015 Compensation Decisions

To achieve its compensation philosophy and objectives, the Compensation Committee has utilized three components of total direct compensation (“TDC”): (1) base salary, (2) annual incentive compensation and (3) equity-based incentive compensation, or LTI. As previously stated, we do not currently provide our NEOs with a pension plan, deferred compensation or other long term incentive compensation other than the ability to contribute their earnings to SBA’s 401(k) Plan.

As discussed further below, each element of our 2015 compensation program is intended to encourage and foster the following results and behaviors.

We designed our compensation program to provide executives the appropriate incentives to pursue quality long-term growth without encouraging inappropriate risk taking. As discussed below, under our program, our annual incentive opportunities are capped for each of our NEOs. We provide our equity-based incentive compensation component using a mix of equity instruments: one-third (1/3rd) of the award is granted in the form of restricted stock units and two-thirds (2/3rds) of the award is granted in the form of stock options. Providing a portion of long-term equity awards in the form of restricted stock units reduces the share dilution impact to shareholders and reduces the structural risk associated with providing one form of equity. However, two-thirds (2/3rds) of an executive’s equity based compensation is still comprised of stock options, which generate realized value to the executive only if our stock price experiences long-term price appreciation. The mix of compensation components is reviewed annually.

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COMPENSATION DISCUSSION AND ANALYSIS  >  COMPENSATION COMPONENTS AND DECISIONS

Base Salaries

Why we pay base salaries. The Compensation Committee believes that payment of competitive base salaries is an important element in attracting, retaining and motivating our executives. In addition, the Compensation Committee believes that having a certain level of fixed compensation allows our executives to dedicate their full time business attention to our company. Each executive’s base salary is designed to provide the executive with a fixed amount of annual compensation that is competitive with the marketplace.

How base salaries are determined. To the extent that we have entered into employment agreements with an NEO, such employment agreement provides a minimum level of base salary for the NEO. The Compensation Committee, however, is able to increase each officer’s salary as it deems appropriate. At the beginning of each fiscal year, the Compensation Committee reviews our CEO’s salary recommendations for each other NEO, and then establishes salaries for such year through Compensation Committee deliberations. When we set the base salaries for the NEOs, we consider a number of factors, including compensation market data discussed above, the position’s complexity and level of responsibility, the position’s importance in relation to other executive positions, and the assessment of the executive’s performance and other circumstances, including, for example, time in position. In addition, the Compensation Committee takes into consideration evaluations of each individual NEO, market changes and the economic and business conditions affecting SBA at the time of the evaluation.

2015 Base Salary Decisions. In early 2015, the Compensation Committee reviewed base salaries for the CEO and each other NEO and compared these amounts to the median base salaries of the 2015 Peer Group. The base salary of our CEO was below the median of both the historical compensation data and the estimated current year compensation levels for the 2015 Peer Group. The base salaries of each of our other NEOs were below the median of both the historical compensation data and the estimated current year compensation levels for the 2015 Peer Group. Consequently, the Compensation Committee increased base salaries of each of our NEOs to both bring compensation of our NEOs more in line with (but still below the median of) SBA’s 2015 Peer Group. Base salary increases awarded in January 2015 were 11.8% for Messrs. Bagwell and Hunt, 12.5% for Mr. Cavanagh, 15.2% for Mr. Silberstein and 7.1% for Mr. Stoops.

Annual Incentive Compensation

Below is information regarding our annual incentive compensation program for our NEOs. Our annual incentive compensation program has traditionally consisted of an annual cash bonus payment that we award based on (1) achievement of company-wide annual performance measures and (2) a subjective evaluation of the executive’s contribution to SBA’s other financial, operational and qualitative metrics during the year. The Compensation Committee believes that by providing annual incentive compensation in the form of a cash bonus, it achieves an appropriate balance between cash and non-cash annual compensation for our NEOs.

Why we pay annual incentive compensation. The Compensation Committee believes that the annual incentive compensation program encourages executive officers to focus on those short-term financial, operational and qualitative performance metrics that will be the basis of long-term growth. The Compensation Committee annually reviews, and revises if necessary, the appropriateness of each of these performance metrics, their correlation to SBA’s overall growth strategy and the impact of such performance metrics on long-term shareholder value.

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COMPENSATION DISCUSSION AND ANALYSIS  >  COMPENSATION COMPONENTS AND DECISIONS

How annual incentive compensation awards are determined. Annual incentive compensation awards in 2015 were determined in five steps:

(1)	determination of the annual bonus opportunity;

(2)	establishment of (a) the company-wide financial and/or operational performance metrics and (b) the other financial, operational and qualitative metrics for use in the subjective evaluation

(3)	determination of the percentage of the annual bonus opportunity that will be earned based upon (x) the company-wide performance metric(s) and (y) the subjective evaluation of the NEO;

(4)	approval of the minimum, target and maximum levels of each performance metric for such year and the amount of bonus that will be earned for achievement of such level; and

(5)	upon completion of the year, a review of SBA’s and the NEO’s performance against such performance metrics.

How performance is measured. At the end of each year, the Compensation Committee determines the level at which SBA met its company-wide performance metric(s). For 2015, achievement at the minimum level (set slightly below budget), entitled the NEO to approximately 40% of the amount of bonus earnable by the NEO for the applicable performance metric. Achievement at the budget level entitled the NEO to 50% of the amount of bonus earnable by the NEO for the applicable performance metric. Achievement at the target level entitled the NEO to 100% of the amount of bonus earnable by the NEO for the applicable performance metric. Achievement at the maximum level entitled the NEO to 150% of the amount of bonus earnable by the NEO for the applicable performance metric. If SBA achieved between the minimum and the budget, between the budget and target or between target and maximum of any performance metric, the amount of the bonus payment with respect to that metric was calculated on generally a linear basis.

With respect to the subjective component of the annual cash incentive compensation, the Compensation Committee first determined the extent to which SBA met the selected financial, operational and qualitative metrics that were set at the beginning of the year and then evaluated, based on the CEO’s recommendation, the contribution that each executive made in the attainment of such metric. The subjective component, similar to the financial and/or operational performance metrics, was awarded a score, with a minimum of approximately 40% being performance at the minimum level for which a bonus would be awarded, 50% for performance at budget levels, 100% for an excellent year and 150% for an extraordinary year. This evaluation is inherently subjective and depends on an overall analysis of the effectiveness of the individual executive and his contribution to SBA’s performance.

Although the subjective component of an NEO’s annual incentive compensation is set at 50% (75% in the case of Mr. Silberstein), to the extent that SBA exceeded its target Annualized Adjusted EBITDA performance level, then the target amount that could be earned by achievement of the subjective component would be reduced to an amount equal to the maximum target bonus minus the percentage of annual bonus opportunity earned through the Annualized Adjusted EBITDA component. For example, if SBA achieves Annualized Adjusted EBITDA at the maximum level (thereby earning 75% of the annual bonus opportunity), then the achievement of the subjective component at target would only entitle an NEO with a 100% target bonus opportunity to 25% of his annual bonus opportunity (100% minus 75%). Therefore, an NEO will only be entitled to receive his full annual bonus opportunity if he achieves 100% of his subjective component.

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COMPENSATION DISCUSSION AND ANALYSIS  >  COMPENSATION COMPONENTS AND DECISIONS

While the Compensation Committee retains the authority and discretion to pay more than the amount of the annual bonus opportunity, the Compensation Committee’s current guidelines provide that NEOs may not receive more than 100% of their respective annual bonus opportunity absent circumstances that were not contemplated in our annual planning, budgeting or incentive compensation performance goal setting processes. Consequently, while achievement of Annualized Adjusted EBITDA above the target level or a subjective score in excess of 100% could be used to offset performance below target for the other metric, the maximum that any NEO could earn would still be limited to the 100% (125% in the case of Mr. Stoops) of his annual base salary. We believe that the bonus cap for NEOs provides an appropriate check and balance to the risks and rewards of short-term incentives.

2015 Annual Incentive Compensation Decisions

For 2015, the Compensation Committee continued, in substantially the same form, the 2014 annual incentive compensation program design. Specifically, for each NEO:

•	50% of each NEO’s annual bonus opportunity (25% in the case of Mr. Silberstein) was based on SBA meeting its Annualized Adjusted EBITDA target. We believe that Adjusted EBITDA is one of our most important performance metrics, used by investors, shareholders and creditors as an indicator of the performance of our core operations. Furthermore, Adjusted EBITDA is a metric that every NEO can impact and therefore serves as an appropriate measure of company-wide performance. Based on the growing contribution of our international operations, especially Brazil, to SBA’s overall results and the volatility of the Brazilian real, the Committee decided to measure Annualized Adjusted EBITDA on a constant currency basis utilizing Brazilian real and Canadian dollar exchange rates used in establishing the budget. The Committee believed that this would allow it to more accurately capture the operating results of the business as impacted by the NEO.

•	50% of each NEO’s annual bonus opportunity (75% in the case of Mr. Silberstein) was based on an evaluation of the extent to which SBA met selected financial, operational and qualitative metrics and a subjective analysis of the contribution that each NEO made in the attainment of such metric. For 2015, these metrics included (i) AFFO Per Share, (ii) domestic and international tower acquisitions and ground lease extensions and acquisitions, (iii) leasing results on owned towers, (iv) the financial and operational performance of SBA’s international operations, (v) the smooth and efficient integration of acquired towers and the resulting realization of synergies, (vi) SBA’s managed business performance, (vii) successful refinancing and balance sheet initiatives, (viii) compliance and audit results, (ix) institutional contribution, including cross-departmental collaboration, succession planning and improved business processes and communications, (x) establishment of operations in new international markets and (xi) executive performance. Based on his responsibilities, each NEO was assigned five to six of these financial, operational or qualitative metrics upon which he was evaluated.

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COMPENSATION DISCUSSION AND ANALYSIS  >  COMPENSATION COMPONENTS AND DECISIONS

The table below sets forth budget, minimum, target and maximum levels for Annualized Adjusted EBITDA for 2015 and the actual amount achieved in 2015.

(amounts in millions)	Minimum* (40%)	Budget* (50%)	Target* (100%)	Maximum* (150%)(2)	Actual
Annualized Adjusted EBITDA(1)	$1,106.0	$1,129.0	$1,213.5	$1,298.0	$1,134
*	Financial targets disclosed in this section are done so in the limited context of our annual incentive compensation program and are not statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.
(1)	Annualized Adjusted EBITDA is defined as our 2015 Adjusted EBITDA, as reported, minus 2015 tower cash flow, plus four (4) times tower cash flow for the fourth quarter of 2015. Annualized Adjusted EBITDA and AFFO Per Share were calculated on a constant currency basis utilizing the budgeted exchange rates for the Brazilian real and the Canadian dollar for purposes of determining annual incentive compensation.
(2)	Subject to the overall cap of 100% of bonus opportunity.

In early 2016, the Compensation Committee reviewed SBA’s Annualized Adjusted EBITDA performance against the budget, minimum, target and maximum levels and determined that, for 2015, we achieved slightly above our budget level for Annualized Adjusted EBITDA, calculated on a constant currency basis using the budgeted exchange rates. Consequently, each NEO earned 53% of their respective opportunity for Annualized Adjusted EBITDA results. In addition, the Compensation Committee reviewed the extent to which SBA met its other financial, operational and qualitative metrics and the contribution that each NEO made in attainment of such metric. In determining the subjective score earned by each NEO, the Compensation Committee highlighted the following results of SBA during 2015, among others:

•	Ground lease purchases/extensions during the year that exceeded the maximum;

•	U.S. tower acquisitions that exceeded the maximum;

•	International tower cash flow and Adjusted EBITDA that were between budget and target;

•	SBA’s AFFO Per Share that was between budget and target;

•	Successful completion of three debt financings aggregating $2.0 billion at attractive rates and terms;

•	Services segment profitability that was above budget;

•	Continued development of a strong corporate infrastructure to support our international growth;

•	Successful integration of acquired international towers; and

•	Exemplary compliance and audit results.

However, the Compensation Committee also noted that international new builds and acquisitions as well as U.S. site lease up were below the minimums established at the beginning of the year and that new builds in the U.S. were just below budget.

The Compensation Committee then evaluated the contribution that each NEO made to these metrics and other qualitative measures that the Compensation Committee believed strengthened SBA for the long-term and thereby created value for shareholders.

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COMPENSATION DISCUSSION AND ANALYSIS  >  COMPENSATION COMPONENTS AND DECISIONS

The table below sets forth, in dollars and percentages, the target annual bonus opportunity of each of our NEOs in 2015 and the annual incentive bonus earned by each NEO for his 2015 performance. No NEO was awarded his full bonus opportunity for 2015.

	Target Bonus Opportunity		Incentive Bonus Earned
Executive Officer	% of Base Salary	$	%	$
Jeffrey A. Stoops	125%	$937,500	65%	$609,000
Brendan T. Cavanagh	100%	$450,000	65%	$293,000
Kurt L. Bagwell	100%	$475,000	70%	$333,000
Thomas P. Hunt	100%	$475,000	80%	$380,000
Jason Silberstein	100%	$380,000	47%	$179,000

Equity-Based Compensation

Why we pay equity-based compensation. The Compensation Committee’s philosophy is that a majority of an executive’s compensation should be based directly upon the value of long-term incentive compensation in the form of restricted stock units and stock option awards so as to align the financial interests of our executives with those of our shareholders. The Compensation Committee believes that providing executives with the opportunities to acquire significant stakes in our growth and prosperity (through grants of equity based compensation), while maintaining other components of our compensation program at competitive levels, will incentivize and reward executives for sound business management, develop a high-performance team environment, foster the accomplishment of short-term and long-term strategic and operational objectives and compensate executives for improvement in shareholder value, all of which are essential to our ongoing success.

How equity-based compensation is determined. Annually, the Compensation Committee evaluates the appropriate form and mix of equity-based compensation that SBA will grant as part of its long term incentive compensation and approves the dollar value of long-term equity awards that will be granted to each NEO. In addition, the Compensation Committee approves the final list of equity award recipients.

Initially, the Compensation Committee reviews the various forms of equity that may be awarded, including stock options, restricted stock and other forms of equity-based compensation and receives reports from its compensation consultant with alternatives and recommendations. Since 2010, we have provided long-term incentive awards as follows: 1/3rd in the form of restricted stock units and 2/3rds in the form of stock options. Both the restricted stock unit awards and the stock options vest over four years. The Compensation Committee believes that including restricted stock units as a component of long-term incentive (1) facilitates our stock ownership program, (2) improves retention, (3) materially reduces projected future share usage in our equity compensation plans and (4) mitigates structural risk associated with using purely stock options as equity compensation. The Compensation Committee chose restricted stock units, rather than restricted stock, as it believed that NEOs should not receive voting rights or dividend rights until, and that the shares should be counted as outstanding only once, the award had vested. While the Compensation Committee believes that restricted stock unit awards are “at-risk,” they do not view them as performance-based. Consequently, to continue to ensure that a significant portion of compensation continues to be performance-based, the Compensation Committee decided once again to limit restricted stock units to 1/3rd of the total value of the 2015 long-term equity incentive grant.

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COMPENSATION DISCUSSION AND ANALYSIS  >  COMPENSATION COMPONENTS AND DECISIONS

The Compensation Committee then approves a target dollar value of the long-term incentive grants (“LTI Value”) for each NEO based on a review of the Peer Group analysis and an evaluation of the individual NEO’s responsibilities, contributions and performance in the prior year. Once a target LTI Value is approved, the Compensation Committee then determines (1) a target number of restricted stock units based on dividing one-third of the LTI Value by a derived price equal to the average closing price of our common stock in the two calendar months of January and February (the “derived price”) and (2) a target number of stock options by dividing two thirds of the LTI Value by the estimated compensation expense of an option under FASB ASC Topic 718 (successor to SFAS 123(R)) assuming a stock price equal to the derived price. However, the actual exercise price of a stock option is the closing price of the common stock on the date of grant. The Compensation Committee believes that utilizing the two-month measurement period of January 1 through the end of February is appropriate because 1) a two month reference period mitigates the potential short-term volatility of SBA’s stock price and 2) as SBA typically provides full forward year guidance at the end of the prior fiscal year, the stock price in these two months will reflect the market’s reaction to SBA’s financial and operational guidance.

2015 Long-Term Incentive Awards. In February 2015, upon an evaluation of the 2015 Peer Group compensation data, the Compensation Committee decided to increase the long-term incentive value granted to our NEOs to bring TDC closer in line with the desired percentage to median. Specifically, the Compensation Committee approved the following restricted stock unit and stock option awards for our NEOs:

Officer	Long-Term Incentive Target Value ($)	Restricted Stock Units (#)	Stock Options (#)
Jeffrey A. Stoops	5,612,000	16,087	160,715
Brendan T. Cavanagh	1,900,000	5,446	54,411
Kurt L. Bagwell	2,250,000	6,449	64,435
Thomas P. Hunt	2,250,000	6,449	64,435
Jason V. Silberstein	1,640,000	4,701	46,965

The stock options were granted on March 5, 2015 with an exercise price of $124.59. The actual grant date value of the restricted stock units and stock options granted to our NEOs is set forth under “Stock Awards” and “Option Awards” on the “Summary Compensation Table” later in this proxy statement.

Other Benefits

Our NEOs are eligible to participate in our active employee flexible benefits plans, which are generally available to all full-time employees. Under these plans, all employees are entitled to medical, vision, dental, life insurance and long-term disability coverage. All full-time employees are also entitled to vacation, sick leave and other paid holidays. SBA also provides all full-time employees, including our NEOs, with a 75% match on their 401(k) contributions up to $4,000. In addition to the benefits provided to all full-time employees, SBA’s officers, including our NEOs, are provided supplemental medical reimbursement insurance. Supplemental medical reimbursement insurance reimburses the officer for co-pays, out-of-pocket expenses and most uncovered expenses. The Compensation Committee believes that SBA’s commitment to provide these employee benefits recognizes that the health and well-being of SBA’s NEOs contributes directly to a productive and successful work life that enhances results for SBA and its shareholders.

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COMPENSATION DISCUSSION AND ANALYSIS  >  COMPENSATION COMPONENTS AND DECISIONS

Severance and Change in Control Benefits

We currently have employment agreements with each of Messrs. Stoops, Cavanagh, Bagwell and Hunt which provide for certain severance payments and benefits if the executive’s employment terminates under certain circumstances, including as a result of, or following, a change in control. These severance and change in control severance benefits, as well as a summary of potential payments relating to these and other termination events, can be found under the heading “Potential Payments Upon Termination or Change-in-Control” on page 49.

Other Compensation Practices

Equity Grant Practices. It is the Compensation Committee’s practice to insure that equity awards are not impacted by the release of material non-public information. Traditionally, the Compensation Committee has granted employee and executive officer equity awards subsequent to the release of SBA’s annual financial and operational results. Commencing in 2009, the Compensation Committee adopted an equity grant policy which provides that annual employee grants will be made on the fourth business day in March, absent any material non-public information, in part to assure the prior public dissemination of our annual report on Form 10-K. The exercise price of a stock option will continue to be equal to the closing price of our common stock on the date of the grant.

Officer and Director Stock Ownership Guidelines. Our Stock Ownership Guidelines establish minimum equity ownership requirements for our CEO, our Executive Vice Presidents, each of our other officers and each member of our Board. The purposes of the Guidelines are to align the interests of those officers and directors with the interests of shareholders and further promote our commitment to sound corporate governance. The minimum required ownership is determined (i) with respect to each officer, as a multiple of the officer’s annual base salary as of the date of calculation and (ii) with respect to each director, as a multiple of the director’s annual retainer as of the date of calculation and, in each instance, then converted to a fixed number of shares. The minimum ownerships levels are as follows:

Position	Multiple of Base Salary or Annual Retainer
CEO	6x Base Salary
Executive Vice Presidents	3x Base Salary
Other Officer	1x Base Salary
Director	3x Annual Retainer

The Guidelines provide that (1) outstanding shares directly owned, (2) outstanding shares indirectly owned (but only to the extent that the officer or director has an economic interest in, or a voting right over, such shares) and (3) shares held in savings, retirement or deferred compensation plans may be included in determining whether an officer or a director has met the minimum ownership requirement. Until such time as an officer or director has met his or her minimum required ownership, he or she must retain 100% of all shares, net of taxes, received from the settlement of restricted stock awards granted under our incentive plans. Shares that are used in determining if an officer or a director has met the minimum ownership requirements may not be pledged.

Prohibition on Hedging. Officers and directors are not permitted to enter into hedging arrangements with respect to shares of SBA Class A Common Stock that they beneficially own.

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COMPENSATION DISCUSSION AND ANALYSIS  >  COMPENSATION COMPONENTS AND DECISIONS

Tax Deductibility of Compensation.

Code Section 162(m). Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), imposes a $1 million limit on the amount that a public company may deduct for compensation paid to covered employees. However, performance-based compensation, as defined in the tax law, is fully deductible if the programs are approved by shareholders and meet other requirements. We believe that tax deductibility is only one factor to take into consideration in connection with executive compensation decisions. Consequently, we may make payments, such as restricted stock units or any payments under the annual incentive plan, that are not fully deductible if, in our judgment, such payments are necessary to achieve our compensation objectives and to protect shareholder interests.

Code Section 409A. Under Section 409A of the Code, amounts deferred by an NEO under a nonqualified deferred compensation plan (including certain severance plans) may be included in gross income when earned and subject to a 20% additional federal tax, unless the plan complies with certain requirements related to the timing of deferral election and distribution decisions. We administer our plans consistent with Section 409A requirements and have amended plan documents to reflect Section 409A requirements.

Code Sections 280G and 4999. Sections 280G and 4999 of the Code limit a public company’s ability to take a tax deduction for certain “excess parachute payments” (as defined in Sections 280G and 4999) and impose excise taxes on each executive that receives “excess parachute payments” in connection with his or her severance from a public company in connection with a change in control. The Compensation Committee considers, as one of many factors, the adverse tax liabilities imposed by Sections 280G and 4999, as well as other competitive factors, when it structures certain post-termination compensation payable to our NEOs. The potential adverse tax consequences to our company and/or the executive, however, are not necessarily determinative factors in such decisions.

Summary

The Compensation Committee and the Board believe that the caliber and motivation of all our employees, and especially our executive leadership, are essential to SBA’s performance. The Compensation Committee believes our management compensation programs contribute to our ability to differentiate our performance from others in the marketplace. Moreover, we believe that SBA’s overall executive compensation philosophy and programs are market competitive, performance-based and shareholder aligned. Accordingly, the Compensation Committee strives to assure that SBA will continue to attract, motivate and retain high caliber executive management to serve the interests of SBA and its shareholders. We will continue to evolve and administer our compensation program in a manner that we believe will be in our shareholders’ interests and worthy of shareholder support.

Non-GAAP Reconciliation

This Compensation Discussion and Analysis includes the following non-GAAP financial measures: Annualized Adjusted EBITDA, AFFO Per Share and Tower Cash Flow. Please see Exhibit A of this proxy statement for a reconciliation of such measures.

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COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the disclosure set forth above under the heading “Compensation Discussion and Analysis” with management and, based on such review and discussions, it has recommended to the Board that the “Compensation Discussion and Analysis” be included in this proxy statement.

Respectfully submitted by the Compensation Committee of the Board,

The Compensation Committee

Jack Langer

Brian C. Carr

Duncan H. Cocroft

George R. Krouse Jr.

March 21, 2016

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EXECUTIVE COMPENSATION

Summary Compensation Table

The following table presents certain summary information for the fiscal years ended December 31, 2015, 2014 and 2013 concerning compensation earned for services rendered in all capacities by our Chief Executive Officer, our Chief Financial Officer and our other three most highly compensated executive officers, in each instance whose total compensation exceeded $100,000 during the fiscal year ended December 31, 2015. We refer to these officers collectively as our named executive officers.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total ($)
Jeffrey A. Stoops	2015	$750,000	$2,004,279	$3,990,141	$609,000	$12,956	(3)	$7,366,376
President and	2014	700,000	1,701,103	3,419,919	820,750	26,675		6,668,447
Chief Executive Officer	2013	650,000	1,388,051	2,783,977	812,500	19,614		5,654,142

Brendan T. Cavanagh	2015	450,000	678,517	1,350,886	293,000	9,764	(3)	2,782,167
Executive Vice President and	2014	400,000	587,127	1,180,466	400,000	9,493		2,577,087
Chief Financial Officer	2013	360,000	451,078	904,791	360,000	6,642		2,082,510

Kurt L. Bagwell	2015	475,000	803,481	1,599,756	333,000	6,987	(3)	3,218,223
Executive Vice President and	2014	425,000	708,068	1,423,503	398,650	8,742		2,963,964
President – International	2013	390,000	596,839	1,197,109	390,000	7,555		2,581,504

Thomas P. Hunt	2015	475,000	803,481	1,599,756	380,000	108		3,258,344
Executive Vice President, Chief Administrative Officer and General Counsel	2014	425,000	708,068	1,423,503	403,750	-		2,960,322
	2013	390,000	596,839	1,197,109	390,000	7,581		2,581,530

Jason V. Silberstein	2015	380,000	585,698	1,166,020	179,000	6,538	(3)	2,317,256
Executive Vice President	2014	330,000	497,329	999,932	330,000	9,270		2,166,532
– Site Leasing	2013	300,000	399,036	800,392	300,000	9,655		1,809,084

(1)	The amounts in these columns do not reflect compensation actually received by the named executive officer nor do they reflect the actual value that will be recognized by the named executive officer. Instead the amounts reflect the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718. For additional information on the valuation assumptions regarding the restricted stock unit awards and the option awards, refer to Note 14 to our financial statements for the year ended December 31, 2015, which are included in our Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC.

(2)	The amounts reported in this column reflect compensation earned for 2015, 2014 and 2013 performance under our annual cash incentive compensation program. We make payments under this program in the first quarter of the fiscal year following the fiscal year in which they were earned after finalization of our audited financial statements.

(3)	These amounts represent reimbursements for health insurance and medical expenses pursuant to our supplemental medical reimbursement program and company matching contributions to such named executive officer’s 401(k) plan.

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EXECUTIVE COMPENSATION > GRANTS OF PLAN-BASED AWARDS

Grants of Plan-Based Awards

The following table provides information about cash (non-equity) and equity incentive compensation awarded to our named executive officers in 2015 including: (1) the range of possible cash payouts under our annual incentive compensation program; (2) the grant date of equity awards; (3) the number of restricted stock unit grants; (4) the number and exercise price of stock option grants; and (5) the grant date fair value of the restricted stock unit grants and stock option grants calculated in accordance with FASB ASC Topic 718. The restricted stock unit awards and stock option awards were granted under SBA’s 2010 Performance and Equity Incentive Plan, which is discussed in greater detail in this proxy statement under the caption “Compensation Discussion and Analysis.” The exercise price of all options was equal to the closing market price of our Class A common stock on the date of grant.

	Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1)		Grant Date	All other stock awards: Number of shares of stock or units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant date fair value of stock and option awards ($)
Name	Threshold ($)	Target ($)(2)
Jeffrey A. Stoops	$375,000	$937,500	3/5/2015	16,087	160,715	$124.59	$5,994,420
Brendan T. Cavanagh	180,000	450,000	3/5/2015	5,446	54,411	$124.59	2,029,403
Kurt L. Bagwell	190,000	475,000	3/5/2015	6,449	64,435	$124.59	2,403,237
Thomas P. Hunt	190,000	475,000	3/5/2015	6,449	64,435	$124.59	2,403,237
Jason V. Silberstein	152,000	380,000	3/5/2015	4,701	46,965	$124.59	1,751,718

(1)	The amounts in these columns reflect potential payments of annual cash incentive compensation based on 2015 performance. The 2015 annual cash incentive payments were made in March 2016. The actual amounts paid under our annual cash incentive compensation program are the amounts reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)	As described in the Compensation Discussion and Analysis section on page 37, each performance metric in the annual incentive compensation program has a minimum, budget, target and maximum level, entitling the officer to 40%, 50%, 100% or 150% of the amount of annual incentive compensation allocated to such metric. An executive would be entitled to receive 100% of his annual cash incentive opportunity if SBA and the individual met each of the performance metrics at the target level. However, as SBA has a policy that no named executive officer may receive annual cash incentive compensation in excess of his annual cash incentive opportunity, achievement of any performance metric at the maximum level could only offset achievement of another performance metric below the target level.

(3)	This column represents the number of restricted stock units granted in 2015 to the named executive officers. These restricted stock units vest in four equal annual installments, beginning on March 5, 2016, the first anniversary of the grant date.

(4)	This column represents the number of stock options granted in 2015 to the named executive officers. These stock options vest and become exercisable ratably in four equal annual installments, beginning on March 5, 2016, the first anniversary of the grant date.

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EXECUTIVE COMPENSATION > NARRATIVE DISCLOSURE TO COMPENSATION TABLES

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements

As discussed above under the caption “Compensation Discussion and Analysis,” we have entered into employment agreements with Messrs. Stoops, Cavanagh, Bagwell and Hunt in order to further our ability to retain their services as executive officers of SBA.

Material Terms of Employment Agreement with Mr. Stoops

We entered into an employment agreement with Mr. Stoops, effective October 30, 2014, that replaced his existing employment agreement. The employment agreement provides for Mr. Stoops to serve in his present position until its expiration on December 31, 2017. Under the employment agreement, Mr. Stoops is entitled to receive a base salary and an annual cash bonus based on achievement of performance criteria established by the Board of Directors. For 2015, Mr. Stoops had a minimum target bonus opportunity equal to 125% of his 2015 base salary. The employment agreement also provides for noncompetition, noninterference, non-disparagement and nondisclosure covenants.

Material Terms of Employment Agreements with Messrs. Cavanagh, Bagwell and Hunt

We entered into employment agreements with Messrs. Cavanagh, Bagwell and Hunt, effective December 7, 2015, that replaced each officer’s existing employment agreement. The employment agreements, which provide for each of Messrs. Cavanagh, Bagwell and Hunt to continue to serve in their present positions, expire on December 31, 2018.

The employment agreements with Messrs. Cavanagh, Bagwell and Hunt provide that the executive is entitled to receive a minimum base salary set at the rate in effect immediately prior to the effective date of the employment agreement, which amount may be increased by the Board, and that each executive officer will have a minimum target bonus opportunity, which may be increased by the Board. The 2015 target bonus opportunities were set at 100% of annual base salary for each of Messrs. Cavanagh, Bagwell and Hunt. In addition, each of the employment agreements provides for noncompetition, noninterference, non-disparagement and nondisclosure covenants.

Terminations and Change in Control Provisions

Each of the employment agreements with Messrs. Stoops, Cavanagh, Bagwell and Hunt provide that upon termination of the executive’s employment without cause, or upon his resignation for good reason, he is entitled to receive certain benefits. A discussion of these benefits and how these provisions would be applied if either of Messrs. Stoops, Cavanagh, Bagwell, or Hunt had been terminated or if a change in control had occurred on December 31, 2015 can be found under the heading “Potential Payments Upon Termination or Change-in-Control” beginning on page 49. Such payments are subject to the executive’s execution of a full release and waiver of claims against SBA.

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EXECUTIVE COMPENSATION > OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning unexercised options and unvested restricted stock units for each named executive officer outstanding as of the end of the fiscal year ended December 31, 2015. Each stock option and restricted stock unit grant is shown separately for each named executive officer.

		Option Awards					Stock Awards
Name	Equity Award Grant Date	Number of Securities Underlying Unexercised Options (#) exercisable	Number of Securities Underlying Unexercised Options (#) unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)(1)	Market value of shares or units of stock that have not vested ($)(2)
Jeffrey A. Stoops	3/4/2010	81,798	-		35.71	3/4/2017
	3/4/2011	95,111	-		42.15	3/4/2018
	3/6/2012	79,837	26,613	(3)	47.52	3/6/2019	5,886	618,442
	3/6/2013	72,614	72,614	(3)	72.99	3/6/2020	9,509	999,111
	3/6/2014	43,882	131,647	(3)	95.53	3/6/2021	13,356	1,403,315
	3/5/2015	-	160,715	(3)	124.59	3/5/2022	16,087	1,690,261

		373,242	391,589				44,838	4,711,129

Brendan T. Cavanagh	3/4/2010	28,409	-		35.71	3/4/2017
	3/4/2011	29,593	-		42.15	3/4/2018
	3/6/2012	23,327	7,776	(3)	47.52	3/6/2019	1,720	180,720
	3/6/2013	23,599	23,600	(3)	72.99	3/6/2020	3,090	324,666
	3/6/2014	15,147	45,441	(3)	95.53	3/6/2021	4,610	484,373
	3/5/2015	-	54,411	(3)	124.59	3/5/2022	5,446	572,211

		120,075	131,228				14,866	1,561,971

Kurt L. Bagwell	3/6/2012	-	11,227	(3)	47.52	3/6/2019	2,483	260,889
	3/6/2013	15,612	31,224	(3)	72.99	3/6/2020	4,089	429,631
	3/6/2014	18,265	54,797	(3)	95.53	3/6/2021	5,559	584,084
	3/5/2015	-	64,435	(3)	124.59	3/5/2022	6,449	677,596

		33,877	161,683				18,580	1,952,201

Thomas P. Hunt	3/5/2009	59,250	-		19.68	3/5/2016
	3/4/2010	39,142	-		35.71	3/4/2017
	3/4/2011	43,519	-		42.15	3/4/2018
	3/6/2012	33,681	11,227	(3)	47.52	3/6/2019	2,483	260,889
	3/6/2013	31,224	31,224	(3)	72.99	3/6/2020	4,089	429,631
	3/6/2014	18,265	54,797	(3)	95.53	3/6/2021	5,559	584,084
	3/5/2015	-	64,435	(3)	124.59	3/5/2022	6,449	677,596

		225,081	161,683				18,580	1,952,201

Jason V. Silberstein	3/6/2012	-	6,861	(3)	47.52	3/6/2019	1,518	159,496
	3/6/2013	-	20,877	(3)	72.99	3/6/2020	2,734	287,261
	3/6/2014	12,830	38,492	(3)	95.53	3/6/2021	3,905	410,298
	3/5/2015	-	46,965	(3	124.59	3/5/2022	4,701	493,934

		12,830	113,195				12,858	1,350,990

(1)	The restricted stock units vest in four equal annual installments on the anniversary of the grant date.

(2)	The market value of the restricted stock units is calculated by multiplying the closing price of SBA’s Class A common stock on December 31, 2015 ($105.07) by the number of restricted stock units.

(3)	The stock options awarded pursuant to this stock option grant vest and become exercisable in four equal annual installments on the anniversary of the grant date.

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EXECUTIVE COMPENSATION > OPTION EXERCISES AND STOCK VESTED

Option Exercises and Stock Vested

The following table provides information concerning exercises of stock options and vesting of restricted stock units and the value realized on exercise of such stock options and vesting of restricted stock units on an aggregated basis during the fiscal year ended December 31, 2015 for each of the named executive officers.

	Option Awards			Stock Awards(1)
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)(3)	Value Realized on Vesting ($)(4)
Jeffrey A. Stoops	2,372	(5)	179,133	20,699	2,580,459
Brendan T. Cavanagh	0		0	6,503	810,686
Kurt L. Bagwell	22,107	(6)	1,837,818	8,884	1,107,559
Thomas P. Hunt	0		0	8,884	1,107,559
Jason V. Silberstein	47,987	(7)	2,070,168	5,688	709,089

(1)	These columns reflect restricted stock units previously awarded to the named executive officers that vested during 2015.

(2)	The value realized on exercise for shares exercised is calculated by multiplying the number of shares times the difference between the closing price of Class A common stock on the date of exercise and the per share exercise price of the options.

(3)	Of these amounts, shares were withheld by us to cover tax withholding obligations as follows: Mr. Stoops, 7,704 shares; Mr. Cavanagh, 2,017 shares; Mr. Bagwell, 2,910 shares; Mr. Hunt, 2,914 shares; and Mr. Silberstein, 1,646 shares.

(4)	Calculated based on the closing market price of SBA Class A common stock on the business day prior to the applicable vesting dates ($124.87 and $124.59).

(5)	Mr. Stoops exercised the options and held all of the shares acquired upon exercise of the options.

(6)	Mr. Bagwell exercised the options and (i) used 785 of the shares acquired upon exercise of the options to pay the option exercise price, (ii) sold 19,735 of the shares acquired upon exercise of the options and (iii) held 1,587 of the shares acquired upon exercise of the options.

(7)	Mr. Silberstein exercised the options and sold all of the shares acquired upon exercise of the options.

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EXECUTIVE COMPENSATION > POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Potential Payments Upon Termination or Change-in-Control

Our employment agreements with Messrs. Stoops, Cavanagh, Bagwell and Hunt provide for severance payments under certain circumstances. The material terms of the severance provisions for the employment agreements in effect as of December 31, 2015 are as follows:

•	Covered terminations. The executive would receive severance payments if his employment were terminated (1) by SBA without cause, (2) by the executive for good reason or (3) after a change in control in the case of Mr. Stoops, or the later of December 31, 2015 or within two years of a change in control in the case of Messrs. Cavanagh, Bagwell and Hunt (i) by SBA without cause or (ii) by the executive for good reason.

•	“Cause,” means any of the following events: (i) the officer’s willful, material violation of any law applicable to our business; (ii) the officer’s conviction of, or plea of “no contest,” to a felony; (iii) any willful perpetration by the officer of an act involving moral turpitude or common law fraud; (iv) any act of gross negligence by the officer in the performance of his duties; (v) any willful misconduct by the officer that is materially injurious to our company; (vi) the willful and continued failure or refusal of the officer to satisfactorily perform the duties reasonably required of him; or (vii) any breach by the officer of provisions in his employment agreement relating to noncompetition, noninterference, non-disparagement and nondisclosure. With respect to Mr. Stoops, “cause” also includes “any material violation of the employee manuals of our company, as in effect from time to time.” With respect to Messrs. Cavanagh, Bagwell and Hunt, “cause” also includes (x) the officer’s material violation of our Code of Ethics; or (y) the indictment for any crime, whether a felony or misdemeanor, involving the purchase or sale of any security, mail or wire fraud, theft, embezzlement, moral turpitude, or our property where such indictment has a material adverse impact on the officer’s ability to perform his duties.

•	“Good reason,” means any of the following events: (i) the officer’s position, title, duties, and reporting responsibilities in effect on the effective date become less favorable in any material respect, provided, however, that good reason will not have occurred if (1) the diminution in the officer’s position, duties or reporting responsibilities is solely and directly a result of SBA no longer being a publicly-traded company; (2) the event resulting in SBA no longer being a publicly-traded entity is a leveraged buyout, acquisition by a private equity fund and/or other similar “going private” transaction and is not as a result of the acquisition of SBA or its business by another operating company; and (3) the officer continues to hold the same position and title with SBA and no other act or omission has occurred that would constitute an event of good reason, (ii) a reduction in, or, in the case of Messrs. Cavanagh, Bagwell and Hunt, a change in the form of, the base salary, bonus, or material benefits, as of the effective date, other than an across-the-board reduction applicable to all of our senior executive officers; or (iii) the relocation, without the officer’s consent, of the officer’s principal place of business to a location that is more than 60 miles (or 20 miles for Mr. Stoops) from the officer’s primary business location on the effective date.

•

A “change in control,” will be deemed to have occurred when (i) any person is or becomes the beneficial owner, directly or indirectly, of our securities representing 35% or more of the combined voting power of our then-outstanding securities; (ii) a

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EXECUTIVE COMPENSATION > POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

majority of the Board of Directors is not constituted of (A) individuals who were on the Board as of the effective date (“Incumbent Directors”) and (B) any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest) whose appointment or election by the Board or nomination for election by our shareholders was approved or recommended by a vote of at least a majority of the Incumbent Directors; (iii) a merger or consolidation of our company is consummated, other than (A) a merger or consolidation which would result in our voting securities outstanding immediately prior to such merger or consolidation continuing to represent at least 50% of the combined voting power of the surviving entity outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of our company (or similar transaction) in which no person is or becomes the beneficial owner, directly or indirectly, of our securities representing 50% or more of the combined voting power of our then outstanding securities; or (iv) our shareholders approve a plan of complete liquidation or dissolution of our company or there is consummated an agreement for the sale or disposition of all or substantially all of our assets, other than a sale or disposition of all or substantially all of our assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by shareholders of our company in substantially the same proportions as their ownership of our company immediately prior to such sale.

•	Stoops Severance Payment. Upon the occurrence of a covered termination, Mr. Stoops would receive a severance payment equal to the sum of: (a) an amount equal to the pro rata portion of the minimum target bonus opportunity for the period of service in the year in which the termination or resignation occurs, and (b) an amount equal to the applicable multiple multiplied by the sum of Mr. Stoops’ (i) base salary for the year in which the termination or resignation occurs, (ii) Reference Bonus (as defined below) and (iii) Reference Benefits Value (as defined below). Mr. Stoops’ severance payment is payable in a lump sum. “Applicable multiple,” means two (2), in the event the termination occurs prior to a change in control of SBA, and three (3), in the event the termination occurs on or after a change in control of SBA. Reference Benefits Value means the greater of (x) $33,560 and (y) the value of all medical, dental, health, life, and other fringe benefit plans for the year in which the termination or resignation occurs. Reference Bonus means the greater of (i) 75% of Mr. Stoops’ minimum target bonus opportunity for the year in which the termination or resignation occurs and (ii) 100% of the bonus paid for the year immediately preceding the year in which the termination or resignation occurred.

•	Cavanagh, Bagwell and Hunt Severance Payment. Upon the occurrence of a covered termination, Messrs. Cavanagh, Bagwell and Hunt would receive a severance payment equal to the sum of: (a) an amount equal to the pro rata portion of the minimum target bonus opportunity for the period of service in the year in which the termination or resignation occurs, and (b) an amount equal to the applicable multiple multiplied by the sum of such officer’s (i) base salary for the year in which the termination or resignation occurs and (ii) the minimum target bonus opportunity. “Applicable multiple,” means one (1) in the event a termination or resignation occurs prior to a change in control of SBA, and two (2) in the event termination or resignation occurs on or after a change in control of SBA. Each of Messrs. Cavanagh’s, Bagwell’s and Hunt’s severance payment is payable in a lump sum.

•	Impact of termination upon Change in Control. Upon the occurrence of a change in control, the term of each of the employment agreements is extended three years in the case

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EXECUTIVE COMPENSATION > POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

of Mr. Stoops, and the later of December 31, 2015 or two years in the case of each of Messrs. Cavanagh, Bagwell and Hunt.

•	Benefit continuation. For each of Messrs. Cavanagh, Bagwell and Hunt, basic employee benefits such as medical, dental and life insurance, but excluding the supplemental medical reimbursement benefit, would be continued until the earlier of the applicable multiple of years from the date of termination or the date the officer becomes eligible for comparable benefits provided by a third party.

•	Excise tax. The employment agreements of each of Messrs. Stoops, Cavanagh, Bagwell and Hunt do not provide for gross-up payments. Pursuant to the employment agreements of each of Messrs. Stoops, Cavanagh, Bagwell and Hunt, in the event that any payments made in connection with a termination of employment would be subject to the excise tax imposed by Section 4999 of the Code, and if the reduction of the payments to an amount that would not be subject to the excise tax is greater than if the payment had not been reduced, then, subject to limitations, the payments would be reduced to such amount.

In addition to the severance payments that would be payable under our existing employment agreements, our equity participation plans provide for accelerated vesting of options and restricted stock units upon a change in control. Mr. Silberstein does not have an employment agreement, consequently the only payments and benefits that he would receive upon a change in control would be the benefit resulting from the acceleration of his unvested stock options and restricted stock units. As of December 31, 2015, the value of this acceleration would be $2,782,788 for Mr. Silberstein. The calculation of this acceleration is set forth in footnote 3 below.

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EXECUTIVE COMPENSATION > POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

The estimated payments and benefits that would be provided to each of Messrs. Stoops, Cavanagh, Bagwell and Hunt, pursuant to their respective employment agreements, as a result of a termination for “good reason” or “without cause,” are set forth in the table below. Calculations for this table are based on the assumption that the termination for “good reason” or “without cause” took place on December 31, 2015.

Name and Type of Payment/Benefit	Payments Upon Termination for “good reason” or “without cause” not in connection with a Change in Control ($)	Payments Upon Termination for “good reason” or “without cause” in connection with a Change in Control ($)
Jeffrey A. Stoops
Base salary	$1,500,000	$2,250,000
Reference Bonus(1)	1,875,000	2,812,500
Pro Rata Bonus(2)	937,500	937,500
Value of accelerated equity awards(3)	0	9,817,569
Reference Benefits Value(4)	67,120	100,680

Total	4,379,620	13,670,499

Brendan T. Cavanagh
Base salary	$450,000	$900,000
Bonus	450,000	900,000
Pro Rata Bonus(2)	450,000	450,000
Value of accelerated equity awards(3)	0	3,200,075
Health/life insurance benefits	14,354	28,709

Total	1,364,354	5,478,784

Kurt L. Bagwell
Base salary	$475,000	$950,000
Bonus	475,000	950,000
Pro Rata Bonus(2)	475,000	475,000
Value of accelerated equity awards(3)	0	4,122,744
Health/life insurance benefits	14,963	29,925

Total	1,439,963	6,527,669

Thomas P. Hunt
Base salary	$475,000	$950,000
Bonus	475,000	950,000
Pro Rata Bonus(2)	475,000	475,000
Value of accelerated equity awards(3)	0	4,122,744
Health/life insurance benefits	14,509	29,018

Total	1,439,509	6,526,762

(1)	For purposes of the table, this amount reflects a payment equal to two times, in the event the termination occurs not in connection with a change in control, and three times, in the event the termination occurs in connection with a change in control, Mr. Stoops’ actual bonus paid for 2014 (the year immediately preceding the year in which the termination is deemed to have occurred).

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EXECUTIVE COMPENSATION > POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

(2)	For Messrs. Stoops, Cavanagh, Bagwell and Hunt, this amount was calculated based on their respective minimum target bonus opportunity for 2015, which was equal to 125%, 100%, 100% and 100% of each of Messrs. Stoops’, Cavanagh’s, Bagwell’s and Hunt’s base salary, respectively.

(3)	Represents the value of accelerated restricted stock units and stock options. The value of the accelerated restricted stock units is calculated by multiplying the closing price of SBA’s Class A common stock on December 31, 2015 ($105.07) by the number of unvested restricted stock units as of December 31, 2015. The value of the accelerated stock options reflects the excess of the market price of our Class A common stock on December 31, 2015 ($105.07) over the per share exercise price of any stock option which was unvested as of December 31, 2015. Our 2010 Performance and Equity Incentive Plan and our current form of award agreements provide for accelerated vesting of restricted stock units and stock options upon a change in control. However, if the employment agreement of Messrs. Stoops, Cavanagh, Bagwell or Hunt were terminated for “good reason” or “without cause” not following a Change in Control, all unvested restricted stock units would be forfeited upon their termination of service and all stock options would be forfeited within 90 days of their termination of service.

(4)	For Mr. Stoops, this amount reflects a payment equal to two times, in the event the termination occurs not in connection with a change in control, and three times, in the event the termination occurs in connection with a change in control, $33,560.

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PROPOSAL 2 – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Introduction

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. To execute this responsibility, the Audit Committee engages in a comprehensive evaluation of the independent registered public accounting firm’s qualifications, performance and independence and whether the independent registered public accounting firm should be rotated, and considers the advisability and potential impact of selecting a different independent registered public accounting firm.

The Audit Committee of the Board of Directors has appointed EY to continue to serve as our independent registered public accounting firm for the 2016 fiscal year. EY has served as our independent registered public accounting firm since 2002. In accordance with SEC rules and EY policies, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide audit service to us. For lead and concurring review audit partners, the maximum number of consecutive years of service in that capacity is five years. The process for selection of our lead audit partner pursuant to this rotation policy involves a meeting between the Chair of the Audit Committee and the candidate for the role, as well as discussion by the full Audit Committee and with management.

The Audit Committee and the Board of Directors believe that the continued retention of EY as our independent registered public accounting firm is in the best interest of SBA and our shareholders, and we are asking our shareholders to ratify the selection of EY as our independent registered public accounting firm for 2016. Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of EY to our shareholders for ratification because we value our shareholders’ views on our independent registered public accounting firm and as a matter of good corporate practice. In the event our shareholders do not ratify the appointment, the appointment may be reconsidered by the Audit Committee. Ratification of the appointment of EY to serve as our independent registered public accounting firm for the 2016 fiscal year will in no way limit the Audit Committee’s authority to terminate or otherwise change the engagement of EY for the 2016 fiscal year.

We expect a representative of EY to attend the Annual Meeting. The representative will have an opportunity to make a statement if he or she desires and also will be available to respond to appropriate questions.

In connection with the audit of our 2015 financial statements and internal control over financial reporting, we entered into an agreement with EY which sets forth the terms by which EY performed audit services for us.

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PROPOSAL 2 – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Fees Paid to EY

We were billed for professional services provided with respect to fiscal years 2014 and 2015 by EY in the amounts set forth in the following table.

Services Provided	2014	2015
Audit Fees(1)	$2,156,139	$2,150,517
Audit-Related Fees	-	-
Tax Fees(2)	104,345	83,800
All Other Fees(3)	1,995	-

Total	$2,262,479	$2,234,317

(1)	These professional services included (A) fees associated with (i) the audit of our annual financial statements (Form 10-K), (ii) reviews of our quarterly financial statements (Forms 10-Q), (iii) the audit of SBA’s internal control over financial reporting in connection with SBA’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002, and (iv) other statutory audits required for the years ended 2014 and 2015 and (B) $500,000 of fees in 2014 and $395,000 of fees in 2015 associated with (i) the preparation and review of our various documents relating to our tower securitizations in 2014 and 2015, (ii) consents to our registration statements filed in 2015, and (iii) the preparation and review of documents relating to our debt offerings in 2014 and 2015, including the preparation of comfort letters.

(2)	These professional services include fees associated with (i) transfer pricing calculations, (ii) earnings and profits calculations, (iii) a Section 382 analysis and (iv) a review relating to REIT conversion.

(3)	These professional services include fees associated with providing SBA with the EY Global Accounting and Auditing Information Tool for Accounting Research.

Pre-Approval Policies and Procedures for Audit and Permitted Non-Audit Services

Consistent with requirements of the SEC and the Public Company Accounting Oversight Board regarding auditor independence, the Audit Committee has responsibility for (i) appointing, (ii) negotiating, (iii) setting the compensation of and (iv) overseeing the performance of the independent registered public accounting firm. The Audit Committee’s policy requires that the Audit Committee must approve any audit or permitted non-audit service proposed to be performed by its independent auditors in advance of the performance of such service. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has not implemented a policy or procedure which delegates the authority to approve, or pre-approve, audit or permitted non-audit services to be performed by EY. In connection with making any pre-approval decisions, the Audit Committee must consider whether the provision of such permitted non-audit services by EY is consistent with maintaining EY’s status as our independent auditors.

Consistent with these policies and procedures, the Audit Committee approved all of the services rendered by EY during fiscal year 2015, as described above.

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Audit Committee Report

The Audit Committee oversees the accounting and financial reporting processes of SBA on behalf of the Board of Directors. Management has primary responsibility for SBA’s financial statements, financial reporting process and internal controls over financial reporting. The independent auditors are responsible for performing an independent audit of SBA’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and evaluating the effectiveness of internal controls and issuing reports thereon. The Audit Committee’s responsibility is to select the independent auditors and monitor and oversee the accounting and financial reporting processes of SBA, including SBA’s internal controls over financial reporting, and the audits of the financial statements of SBA.

During the course of 2015 and the first quarter of 2016, the Audit Committee regularly met and held discussions with management and the independent auditors. In the discussions related to SBA’s consolidated financial statements for fiscal year 2015, management represented to the Audit Committee that such consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee reviewed and discussed with management and the independent auditors the audited consolidated financial statements for fiscal year 2015, management’s annual report on internal control over financial reporting, the results of the independent auditor’s testing and the evaluation of SBA’s internal control over financial reporting and the independent auditor’s attestation report regarding management’s assessment of internal control over financial reporting.

In fulfilling its responsibilities, the Audit Committee discussed with the independent auditors those matters required to be discussed by the auditors with the Audit Committee under the rules adopted by the Public Company Accounting Oversight Board. In addition, the Audit Committee received from the independent auditors the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the audit committee concerning independence, and the Audit Committee discussed with the independent auditors that firm’s independence. In connection with this discussion, the Audit Committee also considered whether the provision of services by the independent auditors not related to the audit of SBA’s financial statements for fiscal year 2015 is compatible with maintaining the independent auditors’ independence. The Audit Committee’s policy requires that the Audit Committee approve any audit or permitted non-audit service proposed to be performed by its independent auditors in advance of the performance of such service.

Based upon the Audit Committee’s discussions with management and the independent auditors and the Audit Committee’s review of the representations of management and the written disclosures and letter of the independent auditors provided to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the year ended December 31, 2015 be included in SBA’s Annual Report on Form 10-K, for filing with the SEC.

See the portion of this proxy statement titled “Corporate Governance—Board Committees” beginning on page 16 for information on the Audit Committee’s meetings in 2015.

The Audit Committee

Kevin L. Beebe

Brian C. Carr

Mary S. Chan

Duncan H. Cocroft

March 21, 2016

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PROPOSAL 2 – AUDIT COMMITTEE REPORT

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this proxy statement, in whole or in part, the Audit Committee Report above and the Compensation Committee Report above shall not be incorporated by reference into this proxy statement.

Recommendation of the Board of Directors

The Board of Directors recommends a vote “FOR” ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2016 fiscal year.

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PROPOSAL 3 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

Introduction

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (known as the Dodd-Frank Act) requires us to provide our shareholders with the opportunity to approve, on a nonbinding, advisory basis, the compensation of our named executive officers.

We provide our shareholders with the opportunity to cast an annual advisory vote on the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis, the compensation tables and the narrative disclosures that accompany those tables. At our 2015 annual meeting, approximately 98% of the votes cast supported the Say on Pay proposal. At the 2016 Annual Meeting, we are asking our shareholders to approve, on an advisory basis, the 2015 compensation of our named executive officers as disclosed in this proxy statement.

We encourage shareholders to review the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosure on pages 26 to 53. As discussed in the Compensation Discussion and Analysis, we believe that our compensation policies and decisions are designed to incentivize and reward the creation of shareholder value. As the chart below demonstrates, our Total Shareholder Return (“TSR”) exceeded the TSR of the 2015 Peer Group which our Compensation Committee used to set executive compensation for the five year period ended December 31, 2015:

In the past five years SBA’s TSR was approximately 157%, significantly exceeding the TSR of the NASDAQ Composite Index (approximately 100%) and the 2015 Peer Group (approximately 76%).

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PROPOSAL 3 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

We believe that our executive compensation program strikes the appropriate balance between utilizing responsible, measured pay practices and effectively incentivizing our executives to dedicate themselves fully to value creation for our shareholders. This balance is evidenced by the following:

•	We seek to foster a pay-for-performance culture, with a significant portion of total direct compensation being performance-based and/or “at risk,” meaning that such portion be tied to, and vary with, our financial, operational and stock price performance, as well as individual performance. For 2015, 90% of our CEO’s target total compensation and an average of 84% of our other named executive officers’ target total compensation was performance-based or equity-based;

•	We provide a balance of short-term and long-term compensation; our annual cash incentive bonus rewards the accomplishment of annual financial, operational and strategic goals, while our equity grants vest our executives’ financial interests in the long-term appreciation of our Class A common stock;

•	We have stock ownership guidelines that promote continued alignment of our executives’ interests with those of our shareholders and discourage excessive risk taking for short-term gains; and

•	We review and implement our executive compensation programs within a strong corporate governance environment, including a wholly-independent compensation consultant, independent legal counsel for our Compensation Committee and independent directors.

On the basis of the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosure on pages 26 to 53 of this proxy statement, we are requesting that our shareholders vote on the following resolution:

RESOLVED, that the shareholders of SBA approve, on an advisory basis, the compensation of SBA’s named executive officers, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in SBA’s 2016 Annual Meeting proxy statement.

Although this Say on Pay vote on executive compensation is non-binding, the Board and the Compensation Committee will review the results of the vote and will take into account the outcome of the vote when determining future executive compensation arrangements.

Recommendation of the Board of Directors

The Board of Directors recommends a vote “FOR” adoption of the resolution approving the compensation of our named executive officers, as described in the Compensation Discussion and Analysis section.

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PROPOSAL 4 – APPROVAL OF SBA’S PROXY ACCESS BYLAW

Overview

Our Board believes that our newly adopted proxy access bylaw, which appears as Section 20 of our Bylaws (the “Proxy Access Bylaw”) and is set forth in Exhibit B of this proxy statement, enhances shareholder ability to participate in director elections and potentially enhances board accountability and responsiveness. Our Board believes that proxy access must be structured to minimize the potential for abuse by investors who lack a meaningful long-term interest in SBA or wish to promote special interests that are not aligned with the interests of our other shareholders and to minimize disruption of board functions and effectiveness. Based on this belief, and with input from our shareholders, we adopted our Proxy Access Bylaw following shareholder approval of our proxy access proposal at the 2015 Annual Meeting, as discussed below. We are asking our shareholders to approve our Proxy Access Bylaw, which was adopted by our Board to incorporate the terms and protections approved by our shareholders at our 2015 Annual Meeting.

In connection with our 2015 Annual Meeting, we received a shareholder proposal from a proponent requesting that we implement a proxy access bylaw which would permit a shareholder or a group of an unlimited number of shareholders who continuously held at least 3% of the our common stock for 3 years to nominate up to 25% of our Board (the “2015 Shareholder Proposal”). In response to the 2015 Shareholder Proposal and in order to better understand our shareholders’ underlying concerns and essential objectives relating to proxy access, we sought input on the subject from our shareholders who at the time held, in the aggregate, more than 30% of our outstanding common stock. During these discussions, our shareholders expressed their support for a proxy access bylaw tailored specifically to our shareholder base and long-term corporate strategy and with appropriate safeguards against abuse. Specifically, our shareholders approved a proposal that permitted a shareholder, or a group of up to 10 shareholders, who held, in the aggregate, at least 5% of our common stock for 3 years to nominate up to 20% of our Board (the “Company-sponsored Proposal”).

Because our Board believed that shareholders should have the opportunity to consider both proxy access proposals to permit them to approve the one that they believe was most appropriate for their company and its long-term corporate goals, both the 2015 Shareholder Proposal and the Company-sponsored Proposal were placed on the ballot at the 2015 Annual Meeting. In the proxy statement for the 2015 Annual Meeting, we committed to amending our Bylaws to adopt a proxy access bylaw as contemplated by the Company-sponsored proposal in the event our shareholders approved the Company-sponsored proposal and did not approve the 2015 Shareholder Proposal. Just one year ago, at the 2015 Annual Meeting, our shareholders approved the Company-sponsored Proposal and rejected the 2015 Shareholder Proposal.

Based on the results, in accordance with our commitment to our shareholders, our Board amended our Bylaws on July 28, 2015 to implement the Company-sponsored Proposal on the terms approved by our shareholders at the 2015 Annual Meeting.

This proxy statement includes two proposals relating to proxy access. The first proposal, which is to approve our existing Proxy Access Bylaw, is being proposed by our Board. The second proposal (the

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PROPOSAL 4 – APPROVAL OF SBA’S PROXY ACCESS BYLAW

“Repeated Proposal”), which was submitted pursuant to Rule 14a-8 under the Exchange Act by the same proponent of the 2015 Shareholder Proposal, is substantially similar to the 2015 Shareholder Proposal. As part of our evaluation of the Repeated Proposal, our Board again took into consideration many factors, including the concentration of our shareholder base, our history of strong shareholder returns and our current governance practices. We gave great deference to the voice of our shareholders, who approved our Company-sponsored Proposal just one year ago, which was implemented by our Proxy Access Bylaw, and who rejected the 2015 Shareholder Proposal, which is substantially similar to the Repeated Proposal.

Although our shareholders have already rejected a proposal substantially similar to the Repeated Proposal at the 2015 Annual Meeting, our Board continues to believe that shareholders should have the opportunity to consider alternative proxy access proposals. Accordingly, we are presenting for shareholder vote both our Proxy Access Bylaw, which already gives our shareholders meaningful and accessible proxy access rights, and the Repeated Proposal. The proposals include different standards regarding the appropriate qualifications for shareholders to use proxy access, the number of directors who may be nominated, and other important matters.

If our proposal to approve SBA’s Proxy Access Bylaw is approved by shareholders, then no further amendments may be made to the Bylaw without further shareholder action.

Approval of SBA’s Proxy Access Bylaw

Based on our ownership concentration, our Board believes that a 5% share ownership threshold, rather than a lower threshold, for a group of up to ten shareholders would provide substantial and meaningful opportunity for long-term investors to access our proxy, and our shareholders have agreed.

Our share ownership is fairly concentrated. We currently have 2 holders who each controls more than 5% of our stock, approximately 10 holders who each controls between 2% and 4% of our stock and approximately 14 additional holders who each controls between 1% and 2% of our stock. These shareholders hold, in the aggregate, more than 50% of our common stock and could act individually or with others in that group to meet a 5% eligibility requirement with little effort. Based on our ownership concentration, our 5% threshold for a group of up to ten shareholders reflected in the Proxy Access Bylaw, which our Board adopted in response to approval of our Company-sponsored Proposal by our shareholders just last year already provides substantial opportunity for long-term investors to access our proxy. Most of the shareholders we contacted last year expressed support for a 5% threshold, and our shareholders agreed by approving our Company-sponsored Proposal at the 2015 Annual Meeting.

We believe that a group limitation of up to 10 shareholders is reasonable to reduce the administrative burden and expense that could otherwise be imposed upon us. Small shareholders with legitimate concerns shared by other shareholders will have the opportunity to form a group to meet the required minimum holdings of SBA shares. Indeed, given our concentrated shareholder base, one small shareholder could reach the 5% threshold by forming a group with as few as one additional shareholder, and therefore a group of limitation of ten would provide ample access.

Our Board believes that an unlimited or higher group limitation or a lower share ownership requirement would provide greater opportunities for shareholders with narrowly defined special interests and short-term goals the disproportionate right to promote their special interests and disrupt the operations of our

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PROPOSAL 4 – APPROVAL OF SBA’S PROXY ACCESS BYLAW

Board and our business strategy. In addition, our shareholders agreed last year when they approved our Company-sponsored Proposal.

Our Board believes that providing shareholders the right to nominate up to 20% of our Board would provide an additional opportunity for long-term shareholders to provide meaningful input on our Board.

Under our Proxy Access Bylaw, eligible shareholder(s) are able to utilize proxy access to nominate up to 20% of the Board, but no less than one director. This ensures that our shareholders have the ability to sponsor an adequate and appropriate percentage of nominees to have a meaningful impact on our Board given its relatively small size, while protecting against excessive disruption of our Board’s continuity and operations and the balance of skills and experience represented on the Board, which is thoughtfully reviewed frequently reviewed by the Board and its Committees. Our Board believes that the right to nominate up to 20% of the Board, and have such nominees included in our proxy statement, is reasonable and strikes a balance between the benefit of providing proxy access to long-term shareholders to afford meaningful input on our Board composition while not being overly disruptive to board functions and effectiveness. Our shareholders supported this 20% nomination right last year.

Recommendation of the Board of Directors

The SBA Proxy Access Bylaw represents the framework that our Board believes is most beneficial to all of SBA’s shareholders and strikes the most appropriate balance between giving shareholders meaningful and accessible input on our Board while not being overly disruptive to board functions and effectiveness. Accordingly, our Board unanimously recommends a vote “FOR” SBA’s proposal to approve our Proxy Access Bylaw.

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PROPOSAL 5 – A SHAREHOLDER PROPOSAL REGARDING PROXY ACCESS

The Comptroller of the City of New York, as the custodian and a trustee of the New York City Employees’ Retirement System, the New York City Fire Department Pension Fund, the New York City Teachers’ Retirement System, and the New York City Police Pension Fund, and custodian of the New York City Board of Education Retirement System (the “Systems”), beneficial owners of 241,339 shares of stock which have been held continuously for more than one year, submitted the following proposal and supporting statement:

RESOLVED: Shareholders of SBA Communications (“SBA”) ask the board of directors (the “Board”) to amend its “proxy access” bylaw to:

a) allow a shareholder, or group of shareholders, owning 3% or more of SBA’s outstanding common stock continuously for at least three years to nominate and include in SBA’s proxy materials director candidates constituting up to 25% of the Board;

b) eliminate SBA’s group size limit of 10 shareholders; and

c) ensure loaned shares for which a shareholder has the power to recall on five days’ notice may be counted as eligible toward the ownership requirement.

SUPPORTING STATEMENT

The proxy access bylaw enacted by SBA’s Board of Directors in July 2015 is effectively unusable by all but the Company’s largest shareholders. Among other overly restrictive provisions, it requires 5% share ownership by the nominating shareholder(s), limits the number of shareholders (to 10) that can aggregate shares to satisfy the ownership requirement, and permits nomination of only 20% of the Board, which would equate to only one nominee at present. The limit of 20% of the Board may be further reduced by the number of incumbent directors standing for election to SBA’s classified board or nominated as proxy access nominees in the past three years. See SBA bylaws at: http://www.sec.gov/Archives/edgar/data/1034054/000119312515273067/d69524dex36.htm

In contrast, the SEC, following extensive analysis when enacting its since-vacated proxy access Rule, concluded that (a) a 5% ownership threshold “may not be consistently and realistically viable, even by shareholder groups,” and so set a 3% threshold, (b) rejected a limit on the size of the shareholder group, and (c) allowed nomination of 25% of the Board because a lower threshold “may result in only one shareholder-nominated director.”

Based on public filings by SBA’s largest shareholders during the past two years, it is impossible to form a group of just 10 qualifying shareholders with 5% ownership unless one or more of the 28 largest reporting shareholders joined in. Because institutional investors that publicly report shareholdings are often not the beneficial owner of all reported shares, SBA’s group size limit is even more restrictive than this analysis suggests. SBA’s bylaw could thus deprive all shareholders of the ability to vote for alternate nominees on its proxy card.

We believe viable proxy access will enhance shareholder value. A 2014 CFA Institute study concluded that proxy access would “benefit both the markets and corporate boardrooms, with little cost or disruption” and could raise overall US market capitalization by up to $140.3 billion if adopted market-wide. (http://www.cfapubs.org/doi/pdf/10.2469/ccb.v2014.n9.1)

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PROPOSAL 5 – A SHAREHOLDER PROPOSAL REGARDING PROXY ACCESS

The proposed revisions will more closely align the Company’s bylaw terms with those in:

1.	a 2015 shareholder proposal that received 46% of votes cast at the Company;
2.	the SEC Rule on which the 2015 shareholder proposal was based (https://www.sec.gov/rules/final/2010/33-9136.pdf); and
3.	the Council of Institutional Investors’ “Proxy Access: Best Practices” (http://www.cii.org/files/publications/misc/08_05_15_Best%20Practices%20-%20Proxy%20Access.pdf).

Through December 2015, more than 80 companies have enacted proxy access bylaws with a 3% ownership threshold.

We urge shareholders to vote FOR this proposal.

STATEMENT IN OPPOSITION

This proposal (the “Comptroller’s Repeated Proposal”) is substantially the same as a proposal previously submitted by the same proponent just one year ago in connection with the 2015 Annual Meeting (the “Comptroller’s Prior Proposal”). The Comptroller’s Prior Proposal was rejected by our shareholders at the 2015 Annual Meeting.

In 2015, the proponent submitted a generic “one size fits all” proposal to 75 companies of widely varying profitability, sizes, industries and shareholder bases, with no consideration given to tailoring the proposal to the specific circumstances of SBA. This year, the proponent has recycled the same proposal, in some cases with the addition of varying procedural provisions, targeted at 36 of those same 75 companies. In this case, of the four provisions included in the Comptroller’s Repeated Proposal, three were contained in the Comptroller’s Prior Proposal and rejected by our shareholders, and the fourth provision is procedural in nature.

Our Board believes that properly structured proxy access provisions such as those approved by our shareholders last year and incorporated into our Bylaws in 2015 can enhance board accountability and responsiveness. That said, accessing the proxy is a serious, and potentially disruptive, event that should include appropriate protections and be available only to a critical mass of long-term investors seeking to address concerns relevant to all shareholders and not merely their own interests. After considering the Comptroller’s Repeated Proposal, the Board believes that, like the Comptroller’s Prior Proposal, it is not properly structured to minimize the potential for abuse by investors who lack a meaningful long-term interest in SBA or who wish to promote special interests that are not aligned with the interests of our other shareholders or to minimize disruption of board functions and effectiveness.

When we received the Comptroller’s Prior Proposal, we sought input on the subject from a number of our shareholders who at the time held, in the aggregate, more than 30% of our outstanding common stock. These shareholders expressed their support for a proxy access bylaw tailored specifically to our shareholder base and long-term corporate strategy and with appropriate safeguards against abuse. Specifically, our shareholders approved a proposal that permitted a shareholder, or a group of up to 10 shareholders, who held, in the aggregate, at least 5% of our common stock for 3 years to nominate up to 20% of our Board (the “Company-sponsored Proposal”).

At our 2015 Annual Meeting, we gave our shareholders the opportunity to consider both the Comptroller’s Prior Proposal and our Company-sponsored Proposal and asked them to approve the

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PROPOSAL 5 – A SHAREHOLDER PROPOSAL REGARDING PROXY ACCESS

one that they believed was most appropriate for, and applicable to, SBA and its long-term corporate goals. At that meeting, our shareholders approved the Company-sponsored Proposal and defeated the Comptroller’s Prior Proposal.

Based on the results, our Board amended our Bylaws on July 28, 2015 to implement the Company-sponsored Proposal on those terms approved by the shareholders at the 2015 Annual Meeting. The newly adopted proxy access bylaw appears as Section 20 of our Bylaws (the “Proxy Access Bylaw”), which were filed as an exhibit to our Current Report on Form 8-K on July 31, 2015.

Our Board of Directors recommends a vote “AGAINST” the Comptroller’s Repeated Proposal for the following reasons:

We have already implemented proxy access in a manner approved by our shareholders.

We have already implemented proxy access with the thresholds and protections approved by our shareholders at our 2015 Annual Meeting. At that same Meeting, our shareholders were also given the opportunity to vote on the Comptroller’s Prior Proposal, which is substantially similar to the Comptroller’s Repeated Proposal, and, after consideration, our shareholders rejected that previous proposal and instead approved the Company-sponsored Proposal. In line with the desire of our shareholders, our Proxy Access Bylaw now gives a shareholder, or a group of up to 10 shareholders, who have aggregately held at least 5% of our common stock for 3 years the right to nominate up to 20% of our Board. The Comptroller’s Repeated Proposal seeks only to reiterate a formulation of proxy access that is not tailored specifically to our shareholder base and long-term corporate strategy and that our shareholders rejected just last year. Accordingly, our Board believes that our Proxy Access Bylaw is appropriate for SBA and our shareholders and provides meaningful and accessible proxy access rights to our shareholders.

Our Board continues to believe that it is appropriate and meaningful for shareholders to nominate up to 20% of our Board, and just last year our shareholders agreed.

At our 2015 Annual Meeting, our shareholders voted for the Company-sponsored Proposal that provides our shareholders the right to nominate up to 20% of the Board in accordance with our shareholder nomination process, as opposed to the 25% proposed in the rejected Comptroller’s Prior Proposal and now again in the Comptroller’s Repeated Proposal. Our Board believes that the maximum number of directors who can be nominated through proxy access should remain at 20% of the Board, which has been approved by our shareholders and is currently provided in our Proxy Access Bylaw. The Proxy Access Bylaw ensures that the shareholders have the ability to sponsor an adequate and appropriate percentage of nominees to have a meaningful effect on the Board, while protecting against excessive disruption of the Board’s continuity and operations and the balance of skills and experience represented on the Board, which is thoughtfully reviewed frequently by the Board and its committees. Our Board believes that proxy access without reasonable limits could hinder the effectiveness and efficiency of the Board, thus adversely affecting our financial and operational performance.

Companies and their investors have developed a consensus that implementation of a proxy access bylaw that provides the right to nominate 20% of a board is a meaningful right for shareholders. Approximately three-fourths of the proxy access bylaws implemented by companies in 2015 imposed a director nomination cap of 20% of the board. Institutional Shareholder Services (“ISS”) recognized this

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PROPOSAL 5 – A SHAREHOLDER PROPOSAL REGARDING PROXY ACCESS

trend in its Frequently Asked Questions that supplements its 2016 Proxy Voting Guidelines, indicating that ISS may recommend a vote against directors for non-responsiveness only if a board adopts bylaws with a cap of less than 20% of the board. Accordingly, our Board believes that the right included in our Proxy Access Bylaw for eligible shareholders to nominate up to 20% of our Board, which is the threshold approved by our shareholders last year, provides meaningful proxy access rights to our shareholders and is in line with the views of our shareholders.

Our Board continues to believe that a share ownership requirement of 5% is appropriate and meaningful for SBA and its shareholders, and just last year our shareholders agreed.

When presented with the opportunity to choose between a 3% share ownership and a 5% share ownership requirement in 2015, our shareholders rejected the proponent’s proposal of 3%, which is again proposed in the Comptroller’s Repeated Proposal, and indicated by their support that a 5% requirement is the appropriate threshold for SBA and provides meaningful rights to our shareholders.

In our 2015 proxy statement, we expressed our concern that a 3% share ownership requirement would permit shareholders, or a group of shareholders, with narrowly defined special interests and short-term goals not aligned with SBA’s long term strategy and success, the disproportionate right to promote their special interests and disrupt the effectiveness and operations of our Board and our business strategy. Our Board continues to believe that in order to mitigate against such risks, a 5% share ownership requirement is more appropriate for SBA, and our shareholders have already supported that belief by voting for the proposal reflected in the current Proxy Access Bylaw. In addition, our long-term value creation strategy involves utilizing higher levels of leverage than our public tower company peers to grow our portfolio. We believe that this operating principle, which we have utilized with success consistently for over ten years, is understood and appreciated by our long-term shareholders. Our commitment to this long-term strategy has been a fundamental driver of the strong historical returns that we have delivered to our shareholders. That said, this strategy could also lead to higher share price volatility during periods of capital markets distress, making it possible for investors to accumulate significant positions in our stock, with a lower total investment, for the purpose of pursuing their narrow agendas utilizing proxy access once they have met the holding requirements. We believe that our 5% share ownership requirement reduces this risk.

Shareholder support of our ownership threshold is in line with many investors and public policy groups that have supported a threshold of at least 5% as an appropriate threshold for providing proxy access. In 2009, as part of the comment letter process for the adoption of Rule 14a-11, many large investors of disparate viewpoints asserted that a threshold of at least 5% was necessary to maintain the critical balance between providing meaningful shareholder input and serving the interests of a company’s shareholder base at large. In addition, in 2003, the SEC itself asserted that 5% was the appropriate threshold to provide proxy access.

Our share ownership is fairly concentrated; therefore, we disagree with the proponent’s claim that it is impossible to form a group under our Proxy Access Bylaw unless one or more of our largest reporting shareholders joins the group. We currently have 2 holders who each controls more than 5% of our stock, approximately 10 additional holders who each controls between 2% and 4% of our stock and approximately 14 additional holders who each controls between 1% and 2% of our stock. These shareholders hold, in the aggregate, more than 50% of our common stock and could act individually or with others in that group to meet a 5% eligibility requirement with little effort. We also have approximately 26 holders who each controls less than 1% but at least 0.5%, who hold, in the aggregate, almost 20% of our common stock. These holders could also form a group under our Proxy

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PROPOSAL 5 – A SHAREHOLDER PROPOSAL REGARDING PROXY ACCESS

Access Bylaw with little effort. Based on our ownership concentration, our 5% threshold for a group of up to 10 shareholders reflected in the Proxy Access Bylaw, which our Board adopted in response to approval of our Company-sponsored Proposal by our shareholders just last year, already provides substantial opportunity for long-term investors to access our proxy, and does not deprive all shareholders of the ability to vote for proxy access nominees as the proponent claims. Small shareholders with legitimate concerns shared by other shareholders have the opportunity to form a group to meet the required minimum holdings of SBA shares. A lower share ownership requirement would provide greater opportunities for shareholders with narrowly defined special interests and short-term goals the disproportionate right to promote their special interests and disrupt the operations of our Board and our business strategy.

The Comptroller’s Repeated Proposal permits an unlimited number of shareholders to assemble as a group to establish the share ownership required to make a nomination pursuant to proxy access, which could result in excessive administrative burden and expense for SBA.

At the 2015 Annual Meeting, when presented with the choice of a 5% ownership threshold with a group limitation of 10 shareholders or 3% ownership threshold with no group limitation, our shareholders approved a 5% threshold with a group limitation of 10 shareholders. In accordance with the approval of our shareholders, our Proxy Access Bylaw currently limits the number of shareholders that may aggregate their holdings to satisfy the 5% ownership threshold to 10. The Comptroller’s Repeated Proposal seeks to eliminate this limitation entirely, asking that the group be “unrestricted” in number.

We continue to believe, and our shareholders have agreed, that a reasonable limitation should be established to help reduce the risk of abuse of proxy access rights and minimize administrative costs. In the absence of a reasonable limitation on the number of shareholders in a group, we could be required to make burdensome and time-consuming inquiries into the nature and duration of the share ownership of a large number of individuals participating in a nomination in order to verify their required share ownership, which could impede the exercise of proxy access rights by other shareholders.

Allowing a lower ownership threshold or an unlimited number of holders to act as a group undermines the principle that we believe most of our shareholders share: that the right to nominate a director using our proxy statement should be available only to those who have a sufficient financial stake in SBA to cause their interests to be aligned with the interests of the shareholders as a whole. For these reasons, our Board believes that our current proxy access right is in the best interests of our shareholders and that the approach in the Comptroller’s Repeated Proposal is not appropriate for SBA.

Our Board believes the terms of the Proxy Access Bylaw, adopted just last year in response to shareholder approval of our Company-sponsored Proposal, provide a greater ability to foster the substantial long-term shareholder value that we believe we can deliver to shareholders.

Recommendation of the Board of Directors

In order to re-affirm the position that our shareholders have already taken with regard to proxy access and to continue to foster the substantial long-term shareholder value that we continuously strive to deliver to our shareholders, the Board of Directors unanimously recommends a vote “AGAINST” this proposal.

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SECURITY OWNERSHIP

The table below shows the beneficial ownership as of March 7, 2016 of our Class A common stock held by each of the directors, nominees for director, named executive officers, all current directors and executive officers as a group and each person known to us to be the beneficial owner of more than 5% of our Class A common stock. As of March 7, 2016 we had 125,366,278 shares of Class A common stock outstanding.

Name	Number Of Shares Beneficially Owned(1)		Percent Of Class A Common Stock
Steven E. Bernstein	215,378	(2)	*
Jeffrey A. Stoops	1,494,994	(3)	1.2%
Kevin L. Beebe	23,923	(4)	*
Brian C. Carr	4,795	(5)	*
Mary S. Chan	2,000	(6)	*
Duncan H. Cocroft	87,993	(7)	*
George R. Krouse, Jr.	18,284	(8)	*
Jack Langer	28,886	(9)	*
Kurt L. Bagwell	186,816	(10)	*
Brendan T. Cavanagh	187,553	(11)	*
Thomas P. Hunt	319,281	(12)	*
Jason V. Silberstein	69,567	(13)	*
All current directors and executive officers as a group (13 persons)(14)	2,671,951	(15)	2.1%
BlackRock, Inc.	8,969,734	(16)	7.2%
The Vanguard Group	8,885,431	(17)	7.1%

* Less than 1% of outstanding shares.

Except as otherwise indicated, the address of each person named in this table is c/o SBA Communications Corporation, 8051 Congress Avenue, Boca Raton, Florida 33487.

(1)	In determining the number and percentage of shares beneficially owned by each person, shares that may be acquired by such person pursuant to options exercisable or restricted stock units that vest within 60 days after March 7, 2016 are deemed outstanding for purposes of determining the total number of outstanding shares for such person and are not deemed outstanding for such purpose for all other shareholders. To our knowledge, except as otherwise indicated, beneficial ownership includes sole voting and dispositive power with respect to all shares.

(2)

This number includes (i) 165,142 shares owned by the Bernstein Limited Partnership II (“BLP II”), an entity controlled, in part, by Mr. Bernstein and (ii) 13,400 shares owned by the Steven E. Bernstein Charitable Trust (“Bernstein Charitable Trust”), for which Mr. Bernstein serves as a trustee. This number also includes an aggregate of 7,767 shares of Class A common stock

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SECURITY OWNERSHIP

issuable pursuant to options that are exercisable within 60 days after March 7, 2016. Mr. Bernstein disclaims beneficial ownership of those shares owned by BLP II and Bernstein Charitable Trust, except to the extent of his pecuniary interest in BLP II.

(3)	This number includes (i) an aggregate of 520,222 shares of Class A common stock issuable pursuant to options that are exercisable within 60 days after March 7, 2016, (ii) an aggregate of 20,225 shares of Class A common stock held by four different trusts, each for the benefit of one of Mr. Stoops’ four children, (iii) 539,863 shares owned by Calculated Risk Partners, L.P., a Delaware limited partnership (“CRLP”), of which Mr. Stoops and his spouse control the general partner, and (iv) 77,000 shares of Class A common stock held by a non-profit foundation (the “Foundation”), of which Mr. Stoops serves as the President and one of the two directors. Mr. Stoops disclaims beneficial ownership of the shares of Class A common stock held by the trusts and CRLP, except to the extent of his pecuniary interest in CRLP. Mr. Stoops disclaims beneficial ownership of those shares of Class A common stock held by the Foundation. This number also includes 646,863 shares of Class A common stock which are pledged or held in a margin account, which was in compliance, as of March 7, 2016, with SBA’s policy on margining Class A common stock. Mr. Stoops shares voting and investment power with respect to 963,074 shares of Class A common stock with his spouse.

(4)	This number includes 17,767 shares of Class A common stock issuable pursuant to options that are exercisable within 60 days after March 7, 2016.

(5)	This number includes 1,674 shares of Class A common stock issuable pursuant to options that are exercisable within 60 days after March 7, 2016.

(6)	This number represents shares of Class A common stock issuable pursuant to options that are exercisable within 60 days after March 7, 2016.

(7)	This number includes 7,767 shares of Class A common stock issuable pursuant to options that are exercisable within 60 days after March 7, 2016. This number also includes 75,226 shares of Class A common stock which are pledged or held in a margin account, which was in compliance, as of March 7, 2016, with SBA’s policy on margining Class A common stock.

(8)	This number includes 10,734 shares of Class A common stock issuable pursuant to options that are exercisable within 60 days after March 7, 2016.

(9)	This number includes 5,734 shares of Class A common stock issuable pursuant to options that are exercisable within 60 days after March 7, 2016. This number also includes 25,928 beneficially owned shares of Class A common stock, options and restricted stock units held by the Jack Langer 2012 Irrevocable Family Trust. The trustee of the trust is Mr. Langer’s spouse. Mr. Langer disclaims beneficial ownership of the securities held by the trust, except to the extent of his pecuniary interest therein.

(10)	This number includes 95,090 shares of Class A common stock issuable pursuant to options that are exercisable within 60 days after March 7, 2016. This number also includes 91,726 shares of Class A common stock held by trust pursuant to the Kurt L. Bagwell Revocable Trust Agreement, dated July 8, 1998 and as amended and restated June 29, 2007, for the benefit of Mr. Bagwell’s spouse. Mr. Bagwell is the trustee of the trust and has sole voting and investment power with respect to the 91,726 shares of Class A common stock.

(11)	This number includes 168,400 shares of Class A common stock issuable pursuant to options that are exercisable within 60 days after March 7, 2016.

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SECURITY OWNERSHIP

(12)	This number includes 221,872 shares of Class A common stock issuable pursuant to options that are exercisable within 60 days after March 7, 2016. Mr. Hunt shares voting and investment power with respect to 97,409 shares of Class A common stock with his spouse.

(13)	This number includes 54,701 shares of Class A common stock issuable pursuant to options that are exercisable within 60 days after March 7, 2016.

(14)	This number includes 34,481 shares beneficially owned by Mark Ciarfella, which includes 24,715 shares of Class A common stock issuable pursuant to options that are exercisable within 60 days after March 7, 2016.

(15)	This number includes 1,136,443 shares of Class A common stock issuable pursuant to options that are exercisable within 60 days after March 7, 2016.

(16)	According to the Schedule 13G (Amendment No. 1) filed on February 10, 2016 by BlackRock, Inc. (“BlackRock”), of the 8,969,734 shares of SBA’s Class A common stock beneficially owned, BlackRock has (a) sole voting power with respect to 7,767,774 shares, and (b) sole investment power with respect to all 8,969,734 shares. The principal business address of BlackRock is 55 East 52nd Street, New York, New York 10055.

(17)	According to the Schedule 13G (Amendment No. 2) filed on February 10, 2016 by The Vanguard Group, Inc. (“Vanguard”), of the 8,885,431 shares of SBA’s Class A common stock beneficially owned, Vanguard has (a) sole voting power with respect to 130,244 shares, (b) sole investment power with respect to 8,748,714 shares, and (c) shared investment power with respect to 136,717 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 84,817 shares of SBA’s Class A common stock as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 97,327 shares of SBA’s Class A common stock as a result of its serving as investment manager of Australian investment offerings. The principal business address of Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

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OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC and NASDAQ reports of ownership and changes in ownership of our Class A common stock. Executive officers, directors and greater than 10% shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based on the review of copies of such reports furnished to us and written representations that no other reports were required, we believe that, during the 2015 fiscal year, our executive officers, directors and greater than 10% beneficial owners complied with all Section  16(a) filing requirements applicable to them.

Shareholder Proposals and Director Nominations for 2017 Annual Meeting

Shareholder proposals and director nominations pursuant to the advance notice provision or proxy access provision in our Bylaws should be sent to SBA at the address set forth in the Notice. To be considered for inclusion in SBA’s proxy statement for the 2017 Annual Meeting of Shareholders, the deadline for submission of shareholder proposals, pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, is December 2, 2016. Additionally, pursuant to the advance notice provision in our Bylaws, SBA must receive notice of any shareholder proposal or nomination for election as director to be submitted at the 2017 Annual Meeting of Shareholders, but not required to be included in our proxy statement, no earlier than December 14, 2016 and no later than January 13, 2017. Our Bylaws and Annex B of the NCG Committee charter set forth the information that is required in a written notice of a shareholder proposal. Eligible stockholders who do not seek to use the advance notice provision for nomination of directors in Section 19 of our Bylaws, but who instead intend to nominate a person for election as director under the proxy access provision in our Bylaws, must comply with the provisions of and provide notice to us in accordance with Section 20 of our Bylaws. We must receive the required notice and information specified in Section 20 no later than December 2, 2016. The persons named in the proxies solicited by management may exercise discretionary voting authority with respect to such proposal.

List of Shareholders Entitled to Vote at the Annual Meeting

The names of shareholders of record entitled to vote at the Annual Meeting will be available at our corporate office for a period of 10 days prior to the Annual Meeting and continuing through the Annual Meeting.

Expenses Relating to this Proxy Solicitation

We will pay all expenses relating to this proxy solicitation. In addition to this solicitation by mail, our officers, directors, and employees may solicit proxies by telephone or personal call without extra

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OTHER MATTERS

compensation for that activity. We have engaged Morrow & Co., LLC, a professional proxy solicitation firm, located at 470 West Avenue, Stamford, Connecticut 06902, to assist with the solicitation of proxies for a fee of $12,500 plus reasonable out-of-pocket expenses. We also expect to reimburse banks, brokers and other persons for reasonable out-of-pocket expenses in forwarding proxy materials to beneficial owners of our stock and obtaining the proxies of those owners.

Communication with SBA’s Board of Directors

Shareholders may communicate with the Board of Directors by directing their communications in a hard copy (i.e., non-electronic) written form to the attention of one or more members of the Board of Directors, or to the Board of Directors collectively, at our corporate office located at 8051 Congress Avenue, Boca Raton, Florida 33487. A shareholder communication must include a statement that the author of such communication is a beneficial or record owner of shares of Class A common stock of SBA. Our Corporate Secretary will review all communications meeting the requirements discussed above and will remove any communications relating to (i) the purchase or sale of products or services, (ii) communications from landlords relating to our obligations or the obligations of one of our subsidiaries under a lease, (iii) communications from tenants relating to our obligations or the obligations of one of our subsidiaries under a lease, (iv) communications from suppliers or vendors relating to our obligations or the obligations of one of our subsidiaries to such supplier or vendor, (v) communications from opposing parties relating to pending or threatened legal or administrative proceedings regarding matters not related to securities law matters or fiduciary duty matters, and (vi) any other communications that the Corporate Secretary deems, in his or her reasonable discretion, unrelated to the business of SBA. The Corporate Secretary will compile all communications not removed in accordance with the procedure described above and will distribute such qualifying communications to the intended recipient(s). A copy of any qualifying communications that relate to our accounting and auditing practices will also be sent directly to the Chair of the Audit Committee, whether or not it was directed to such person.

Available Information

We maintain an internet website at www.sbasite.com. Copies of the Committee charters of each of the Audit Committee, Compensation Committee and NCG Committee, together with certain other corporate governance materials, including our Code of Ethics and Code of Conduct, can be found under the Investor Relations—Corporate Governance section of our website at www.sbasite.com, and such information is also available in print to any shareholder who requests it through our Investor Relations department at the address below.

We will furnish without charge to each person whose proxy is being solicited, upon request of any such person, a copy of the 2015 Form 10-K as filed with the SEC, including the financial statements and schedules thereto, but not the exhibits. In addition, such report is available, free of charge, through the Investor Relations—Corporate Governance section of our internet website at www.sbasite.com. A request for a copy of such report should be directed to SBA Communications Corporation, 8051 Congress Avenue, Boca Raton, Florida 33487, Attention: Investor Relations. A copy of any exhibit to the 2015 Form 10-K will be forwarded following receipt of a written request with respect thereto addressed to Investor Relations.

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OTHER MATTERS

Electronic Delivery

This year we again have elected to take advantage of the SEC’s rule that allows us to furnish proxy materials to you online. We believe electronic delivery will expedite shareholders’ receipt of materials, while lowering costs and reducing the environmental impact of our Annual Meeting by reducing printing and mailing of full sets of materials. We mailed the Notice containing instructions on how to access our proxy statement and annual report online on or about April 1, 2016. If you would like to receive a paper copy of the proxy materials, the Notice contains instructions on how to receive a paper copy.

Householding

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, shareholders of record who have the same address and last name will receive only one copy of our Notice, unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.

If you are eligible for householding, but you and other shareholders of record with whom you share an address currently receive multiple copies of the Notice, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of the Notice for your household, please contact our transfer agent, Computershare Trust Company, N.A. in writing: 210 Quality Circle, Suite 210, College Station, TX 77845, or by telephone: in the U.S., (800) 446-2617; outside the U.S., (781) 575-4706.

If you participate in householding and wish to receive a separate copy of the Notice, or if you do not wish to participate in householding and prefer to receive separate copies of the Notice in the future, please contact Computershare as indicated above. Beneficial shareholders can request information about householding from their nominee.

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EXHIBIT A – GAAP TO NON-GAAP RECONCILIATIONS

Exhibit A

GAAP to Non-GAAP Reconciliations

Tower Cash Flow

We believe that Tower Cash Flow is an indicator of the performance of our site leasing operations. The tables below set forth the reconciliation of Tower Cash Flow to its most comparable GAAP measurement.

	For the year ended December 31,
	2015	2014	2013
	(in thousands)
Site leasing revenue	$1,480,634	$1,360,202	$1,133,013
Site leasing cost of revenue (excluding depreciation, accretion, and amortization)	(324,655)	(301,313)	(270,772)

Site leasing segment operating profit	1,155,979	1,058,889	862,241
Non-cash straight-line leasing revenue	(49,064)	(56,867)	(65,611)
Non-cash straight-line ground lease expense	34,204	36,271	33,621
Tower Cash Flow	$1,141,119	$1,038,293	$830,251

	For the quarter ended December 31,
	2015	2014	2013
	(in thousands)
Site leasing revenue	$368,452	$361,421	$292,525
Site leasing cost of revenue (excluding depreciation, accretion, and amortization)	(81,357)	(78,264)	(66,844)
Site leasing segment operating profit	287,095	283,157	225,681
Non-cash straight-line leasing revenue	(9,963)	(14,133)	(14,721)
Non-cash straight-line ground lease expense	8,410	8,901	6,635

Tower Cash Flow	285,542	277,925	217,595
Annualized Tower Cash Flow(1)	$1,142,168	$1,111,700	$870,380

(1)	Annualized Tower Cash Flow is calculated as Tower Cash Flow for the most recent quarter multiplied by four.

SBA Communications Corporation  |  2016 Proxy Statement  A-1

EXHIBIT A – GAAP TO NON-GAAP RECONCILIATIONS

Adjusted EBITDA and Annualized Adjusted EBITDA

We believe that Adjusted EBITDA and Annualized Adjusted EBITDA are useful indicators of the financial performance of our core businesses. The tables below set forth the reconciliation of Adjusted EBITDA and Annualized Adjusted EBITDA to their most comparable GAAP measurement.

	For the year ended December 31,
	2015	2014	2013
	(in thousands)
Net loss	$(175,656)	$(24,295)	$(55,909)
Non-cash straight-line leasing revenue	(49,064)	(56,867)	(65,611)
Non-cash straight-line ground lease expense	34,204	36,271	33,621
Non-cash compensation	28,747	22,671	17,205
Loss from extinguishment of debt, net	783	26,204	6,099
Other expense (income)	139,137	(10,628)	(31,138)
Acquisition related adjustments and expenses	11,864	7,798	19,198
Asset impairment and decommission costs	94,783	23,801	28,960
Interest income	(3,894)	(677)	(1,794)
Interest expense(1)	343,025	337,284	313,696
Depreciation, accretion, and amortization	660,021	627,072	533,334
Provision (benefit) for taxes(2)	10,827	10,120	(492)
Adjusted EBITDA	$1,094,777	$998,754	$797,169

(1)	Interest expense includes interest expense, non-cash interest expense, and amortization of deferred financing fees.

(2)	Provision (benefit) for taxes includes $1,766, $1,485, and $817 of franchise taxes reflected in selling, general, and administrative expenses on the Consolidated Statement of Operations for the year ended 2015, 2014, and 2013, respectively.

	For the year ended December 31,
	2015	2014	2013
	(in thousands)
Adjusted EBITDA for the year ended	$1,094,777	$998,754	$797,169
Less: Tower Cash Flow for the year ended	(1,141,119)	(1,038,293)	(830,251)
Plus: Annualized Tower Cash Flow for the quarter ended	1,142,168	1,111,700	870,380

Annualized Adjusted EBITDA (1)	$1,095,826	$1,072,161	$837,298

(1)	Calculated for compensation purposes only.

SBA Communications Corporation  |  2016 Proxy Statement  A-2

EXHIBIT A – GAAP TO NON-GAAP RECONCILIATIONS

Funds From Operations, Adjusted Funds From Operations and Adjusted Funds From Operations per Share

We believe that FFO, AFFO, and AFFO per share provide investors useful indicators of the financial performance of our core business. The tables below set forth the reconciliations of FFO and AFFO to their most comparable GAAP measurement

	For the year ended December 31,
	2015	2014	2013
	(in thousands)
Net loss	$(175,656)	$(24,295)	$(55,909)
Adjusted tax provision(1)	2,211	2,705	(6,502)
Real estate related depreciation, amortization and accretion	653,990	621,208	528,730

FFO	$480,545	$599,617	$466,319

Adjustments to FFO:
Non-cash straight-line leasing revenue	(49,064)	(56,867)	(65,611)
Non-cash straight-line ground lease expense	34,204	36,271	33,621
Non-cash compensation	28,747	22,671	17,205
Non-real estate related depreciation, amortization and accretion	6,031	5,862	4,603
Amortization of deferred financing costs and debt discounts	20,659	44,684	64,645
Interest deemed paid upon conversion of convertible notes	—	7,537	4,195
Loss from extinguishment of debt, net	783	26,204	6,099
Other (income) expense	139,137	(10,628)	(31,138)
Acquisition related adjustments and expenses	11,863	7,798	19,198
Asset impairment and decommission costs	94,783	23,801	28,960
Non-discretionary cash capital expenditures	(33,600)	(27,243)	(18,979)

AFFO	$734,088	$679,709	$529,118

Weighted average number of common shares(2)	128,914	130,061	129,033

AFFO per share	$5.69	$5.23	$4.10

(1)	Adjusts the income tax provision during the period, to reflect our estimate of cash income taxes (primarily foreign taxes) that would have been payable had we been a REIT.

(2)	For purposes of the AFFO per share calculation, the basic weighted average number of common shares has been adjusted to include the dilutive effect of stock options and restricted stock units.

SBA Communications Corporation  |  2016 Proxy Statement  A-3

EXHIBIT B – SBA’S PROXY ACCESS BYLAW

Exhibit B

SBA’s Proxy Access Bylaw

Section 20. Shareholder Nominations Included in the Corporation’s Proxy Materials.

(a) In addition to any persons nominated for election to the Board of Directors by or at the direction of the Board of Directors or any committee thereof, subject to the provisions of this Section 20, the Corporation shall (i) include in its proxy materials for any annual meeting of shareholders (A) the name of any person (other than an Ineligible Director Candidate) nominated for election (the “Shareholder Nominee”) by any record holder of shares of common stock of the Corporation at the time the Notice of Nomination (as defined below) is delivered to the Secretary of the Corporation, (i) who is entitled to vote at the annual meeting upon such election, (ii) whose shares will be used to meet the eligibility requirements set forth Section 20(c)(i) and (iii) who has satisfied the conditions and complied with the procedures set forth in this Section 20 (a “Nominator”) or by a group of up to ten (10) such shareholders (a “Nominator Group”) that has satisfied the conditions and complied with the procedures set forth in this Section 20 applicable to a Nominator Group; provided that, in the case of a Nominator Group, each member thereof (each a “Group Member”) shall have satisfied the conditions and complied with the procedures set forth in this Section 20 applicable to Group Members and shall not have been a member of another Nominator Group during the preceding ninety (90) days, and (B) the Nomination Statement (as defined below) furnished by such Nominator or Nominator Group and (ii) include such Shareholder Nominee’s name on any ballot distributed at such annual meeting and on the Corporation’s proxy card (or any other format through which the Corporation permits proxies to be submitted) distributed in connection with such annual meeting.

(b) At each annual meeting of shareholders, the Nominator or Nominator Group, as the case may be, may nominate one or more Shareholder Nominees for election at an annual meeting pursuant to and in accordance with this Section 20; provided that the total number of Shareholder Nominees nominated by the Nominator or Nominator Group shall not exceed the Maximum Number; provided, further, that if either (i) the Corporation has received notice pursuant to Section 19 of these Bylaws that a shareholder intends to nominate one or more nominees for election at such meeting, (ii) any director then in office was nominated by a shareholder pursuant to Section 19, or (iii) the Corporation has entered into, or will enter into, an agreement or other arrangement with one or more shareholder(s) to avoid any person being formally proposed as a board candidate pursuant to Section 19, then no nominations shall be permitted to be made pursuant to this Section 20 by any shareholder.

(c) To nominate any such Shareholder Nominee, the Nominator or Nominator Group, as the case may be, shall:

(i)	have maintained a Net Long Beneficial Ownership (as defined below) of five percent (5%) or more of the Corporation’s outstanding common stock continuously for at least three years as of the date the Notice of Nomination is submitted to the Corporation and continue to hold the same Net Long Beneficial Ownership through the date of the annual meeting to which the nomination related, and

SBA Communications Corporation  |  2016 Proxy Statement  B-1

EXHIBIT B – SBA’S PROXY ACCESS BYLAW

(ii)	within the time period applicable to notice of shareholder proposals made at the annual meeting pursuant to Rule 14a-8 of the Exchange Act, submit to the Secretary of the Corporation the following:

1)	a written notice of the nomination of such Shareholder Nominee that includes (A) with respect to the Nominator and the beneficial owner, if any, on whose behalf the nomination is made, or, in the case of a Nominator Group, with respect to each Group Member and any beneficial owner on whose behalf the nomination is made, all of the information required by Section 19(b)(i) of these Bylaws and (B) with respect to each such Shareholder Nominee, all of the information required by Section 19(b)(iii) of these Bylaws (such written notice, the “Notice of Nomination”);

2)	if the Nominator or Nominator Group so elects, a statement for inclusion in the Corporation’s proxy statement in support of each Shareholder Nominee’s election to the Board of Directors, which statement shall not exceed five hundred (500) words with respect to each Shareholder Nominee (the “Nomination Statement”);

3)	a representation by each Nominator or, in the case of a Nominator Group, each Group Member, that all of the facts, statements and other information included in all communications by the Nominator or Nominator Group (including any Group Member) with the Corporation, including without limitation the Notice of Nomination and the Nomination Statement, are and will be true and correct in all material respects (and shall not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading);

4)	a representation by each Nominator or, in the case of a Nominator Group, each Group Member, that the Nominator or Nominator Group (including any Group Member) has no intent to cause or to contribute to the causation of a Change of Control of the Corporation;

5)	an executed agreement, in a form deemed satisfactory by the Board of Directors pursuant to which the Nominator (or, in the case of a Nominator Group, each Group Member) agrees to:

a)	comply with all applicable laws, rules and regulations arising out of or related to the nomination of each Shareholder Nominee pursuant to this Section 20;

b)	assume all liability and indemnify and hold harmless the Corporation and each of its directors, officers, employees, agents and Affiliates, individually, against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers, employees, agents or Affiliates arising out of or related to any nomination submitted by the Nominator or Nominator Group pursuant to this Section 20;

SBA Communications Corporation  |  2016 Proxy Statement  B-2

EXHIBIT B – SBA’S PROXY ACCESS BYLAW

c)	during the period commencing with the submission of the Notice of Nomination and ending on the later of (1) the first anniversary of the annual meeting to which the Notice of Nomination related or (2) the date on which any Shareholder Nominee previously nominated by such Nominator or any Group Member is no longer serving on the Board of Directors, not nominate any individual to be a director of the Corporation other than in accordance with this Section 20 or conduct any solicitation, including, but not limited to, pursuant to Rule 14a-2(b) of the Exchange Act, with respect to an election of directors; and

d)	furnish to the Corporation the updated information required by the second sentence of Section 20(d) below; and

6)	a letter of resignation signed by each Shareholder Nominee, which letter shall specify that such Shareholder Nominee’s resignation is irrevocable and that it shall become effective upon a determination by the Board of Directors or any committee thereof (excluding, for purposes of such determination, such Shareholder Nominee) that (x) any of the information provided to the Corporation by the Nominator, the Nominator Group, any Group Member or the Shareholder Nominee in respect of the nomination of such Shareholder Nominee pursuant to this Section 20 is or was untrue in any material respect (or omitted to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading) or (y) the Nominator, the Nominator Group or any Group Member or any Affiliate thereof shall have breached any of its obligations under this Section 20.

(d) In the event that any information included in the Nomination Statement, or any other communications by the Nominator, Nominator Group or any Group Member with the Corporation ceases to be true and correct in all material respects, or omits a material fact necessary to make the statements made, in light of the circumstances under which they were made and as of such later date, not misleading, each Nominator, Nominator Group or Group Member, as the case may be, shall promptly (and in any event within twenty-four (24) hours of discovering that such information has ceased to be true and correct in all material respects, or omits a material fact necessary to make the statements made, in light of the circumstances under which they were made and as of such later date, not misleading) notify the Corporation of any such defect in such previously provided information and of the information that is required to correct any such defect. All such information required to be included in the Notice of Nomination shall be updated (i) as of the record date for notice of the annual meeting at which the Shareholder Nominee(s) is (are) nominated for election to the Board of Directors (which record date shall be included in a public announcement released on or prior to the date thereof) within five (5) business days after such record date by notice in writing to the Secretary of the Corporation and (ii) ten (10) days prior to the annual meeting or adjournment or postponement thereof. Notwithstanding anything to the contrary set forth herein, if any Nominator, Nominator Group or Group Member has failed to comply with the requirements of this Section 20, the Board of Directors or the chairman of the meeting shall declare the nomination of the Shareholder Nominee(s) by such Nominator or Nominator Group to be invalid, and such nomination shall be disregarded.

(e) Notwithstanding anything to the contrary contained in this Section 20, (1) the Corporation may omit from its proxy materials any information, including all or any portion of the Nomination

SBA Communications Corporation  |  2016 Proxy Statement  B-3

EXHIBIT B – SBA’S PROXY ACCESS BYLAW

Statement, if the Board of Directors in good faith determines that the disclosure of such information would violate any applicable law, rule or regulation, (2) the Corporation may exclude from its proxy materials any Shareholder Nominee pursuant to this Section 20 if the Board of Directors in good faith determines that such Shareholder Nominee’s election to the Board of Directors or any committee thereof would result in the Corporation violating or failing to be in compliance with any applicable law, rule or regulation to which the Corporation is subject, including any rules or regulations of any stock exchange on which the Corporation’s shares are traded, and (3) unless otherwise required by law, if a Nominator, any Group Member or the Shareholder Nominee does not appear at the meeting of shareholders to present any nomination submitted pursuant to this Section 20, such nomination shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Corporation.

(f) In the event that any Nominator or Nominator Group submits a nomination at an annual meeting and either (1) such Nominator or any Group Member had nominated (or been a Group Member of a Nominator Group that had nominated) a nominee for election to a board of directors pursuant to this Section 20 or other proxy access bylaw within the past three years from the date of such annual meeting and such nominee shall not have received at least twenty-five percent (25%) of the total votes eligible to be cast in favor of such nominee’s election or such nominee withdrew from or became ineligible or unavailable for election to the board of directors, or (2) such Shareholder Nominee shall have been nominated for election by another person, other than the Nominator or Nominator Group, pursuant to this Section 20 or other proxy access bylaw within the past three years from the date of such annual meeting and such Shareholder Nominee shall not have received at least twenty-five percent (25%) of the total votes eligible to be cast in favor of such Shareholder Nominee’s election or such Shareholder Nominee withdrew from or became ineligible or unavailable for election to the board of directors, then such nomination shall be disregarded. For the avoidance of doubt, this Section 20(f) shall not prevent any shareholder from nominating any person to the Board of Directors pursuant to and in accordance with Section 19 of these bylaws.

(g) In the event that the aggregate number of nominations submitted by the Nominator(s) or Nominator Group(s) pursuant to this Section 20 exceeds the Maximum Number, each eligible Nominator or Nominator Group will select one Shareholder Nominee for inclusion in the Corporation’s proxy statement until the Maximum Number is reached, going in order of the amount of the Net Long Beneficial Ownership of the Corporation’s common stock held by such Nominator or Nominator Group on the date that the applicable Notice of Nomination was first submitted to the Corporation, unless the Corporation knows or has reason to believe in good faith that such information is not complete or accurate with respect to any such Nominator or Nominator Group, in which case the Corporation shall use reasonable efforts to determine the ownership of such Nominator or Nominator Group and use the amount it determines in good faith to be accurate or as accurate as practicable under the circumstances. If the Maximum Number is not reached after each Nominator or Nominator Group has selected one Shareholder Nominee, this selection process will continue as many times as necessary, following the same order each time, until the maximum number is reached.

(h) Definitions. For purposes of this Section 20, the following definitions shall apply:

(i)	“Affiliate” shall have the meaning ascribed thereto under the General Laws, Rules and Regulations under the Exchange Act;

(ii)	“Change of Control” shall mean the occurrence of any of the following: (1) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or

SBA Communications Corporation  |  2016 Proxy Statement  B-4

EXHIBIT B – SBA’S PROXY ACCESS BYLAW

consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Corporation, taken as a whole, to any “person”, (2) the adoption of a plan relating to the liquidation or dissolution of the Corporation; or (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” becomes the “beneficial owner” (as, such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly, of more than 50% of the outstanding stock of the Corporation;

(iii)	“Ineligible Director Candidate” means any person (A) who is or becomes a party to any compensatory, payment or other agreement, arrangement or understanding with any person or entity other than the Corporation in connection with service as a director of the Corporation, including any agreement to indemnify such person for obligations arising as a result of his service on the Board of Directors, (B) who is receiving or will receive any compensation or other payment from any person or entity other than the Corporation in connection with service as a director of the Corporation, (C) who is not independent under the listing standards of each principal U.S. national securities exchange upon which the common stock of the Corporation is listed, any applicable rules of the Securities Exchange Commission and any publicly disclosed standards used by the Board of Directors in determining and disclosing independence of the Corporation’s directors, in each case as determined by the Board of Directors, (D) whose election as a member of the Board of Directors would cause the Corporation to be in violation of these Bylaws, the Articles of Incorporation, the rules and listing standards of the principal U.S. exchanges upon which the common stock of the Corporation is traded, or any applicable law, rule or regulation, (E) who is an employee, officer or director or who has been, within the past three (3) years, an officer or director of an entity whose principal business is the owning and/or leasing of wireless communication towers, (F) who is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past ten (10) years, or (G) who has provided information to the Corporation in respect of such nomination that was untrue in any material respect or omitted to state a material fact necessary in order to make the statement made, in light of the circumstances under which they were made, not misleading, as determined by the Board of Directors or any committee thereof.

(iv)

“Maximum Number” means a number of Shareholder Nominees that may be nominated pursuant to this Section 20 at any annual meeting equal to: (A) the greater of (1) one director or (2) that number of directors representing twenty percent (20%) of the total number of directors then serving (rounded down to the nearest whole number) less (B) the sum of (x) the number of directors in office on such date who were originally nominated pursuant to Section 20 at any of the three (3) most recent annual meetings and (y) the number of directors in office on such date who were originally nominated, or will be nominated, by the Board of Directors pursuant to an agreement or other arrangement with one or more shareholders to avoid such person being formally proposed as a board candidate pursuant to this Section 20; provided, however, that for so long as the Corporation has a classified

SBA Communications Corporation  |  2016 Proxy Statement  B-5

EXHIBIT B – SBA’S PROXY ACCESS BYLAW

board, in no case shall the number of Shareholder Nominees for any annual meeting exceed one-half (1/2) of the number of directors to be elected at such annual meeting (rounded down to the nearest whole number). The Maximum Number of nominees shall be zero if the number of nominees referred to in clause (B) of this paragraph shall equal or exceed the number of positions on the Board of Directors referred to in clause (A) of this paragraph. If for any reason one or more vacancies occur on the Board of Directors after the date all nominations are due under this Section 20 but before the date the proxy statement is mailed and the Board of Directors elects to reduce the size of the Board of Directors in connection therewith, the maximum number of Shareholder Nominees eligible for inclusion in the Corporation’s proxy materials pursuant to this Section 20 shall be calculated based on the number of directors as so reduced.

(v)	“Net Long Beneficial Ownership” (and its correlative terms), when used to describe the nature of a person’s ownership of common stock of the Corporation, shall mean those shares of common stock of the Corporation as to which the person in question possesses (a) the full unhedged power to vote or direct the voting of such shares, (b) the full unhedged economic incidents of ownership of such shares (including the full right to profits and the full risk of loss), and (c) the full unhedged power to dispose of or direct the disposition of such shares; provided that the number of shares calculated in accordance with clauses (a), (b) and (c) shall not include any shares (i) sold by such person or any of its Affiliates in any transaction that has not been settled or closed, (ii) borrowed by such person or any of its Affiliates for any purposes or purchased by such person or any of its Affiliates pursuant to an agreement to resell or (iii) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or other agreement or understanding sold or acquired by such person or any of its Affiliates, whether any such instrument is to be settled with shares or with cash based on the notional amount of shares subject thereto, in any such case which has, or is intended to have, the purpose or effect of (A) reducing in any manner, to any extent or at any time in the future, such person’s or Affiliates’ full rights to vote or direct the voting and full rights to dispose or direct the disposition of any of such shares, and/or (B) offsetting any gain or loss arising from the full economic ownership of such shares by such person or Affiliate.

SBA Communications Corporation  |  2016 Proxy Statement  B-6

SBA COMMUNICATIONS CORPORATION

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON

MAY 13, 2016

The undersigned shareholder acknowledges receipt of the Notice of Internet Availability of Proxy Materials and hereby appoints Steven E. Bernstein and Jeffrey A. Stoops or either of them, proxies for the undersigned, each with full power of substitution, to vote all of the undersigned’s shares of Class A common stock of SBA Communications Corporation (“SBA”) at the Annual Meeting of Shareholders to be held at SBA’s corporate office, 8051 Congress Avenue, Boca Raton, Florida 33487 on Friday, May 13, 2016, at 10:00 a.m., local time, and at any adjournments or postponements thereof.

PLEASE SIGN, DATE AND RETURN THE PROXY IN THE ENVELOPE ENCLOSED. THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSAL 1, PROPOSAL 2, PROPOSAL 3 AND PROPOSAL 4 AND “AGAINST” PROPOSAL 5. THIS PROXY WILL REVOKE ALL PRIOR PROXIES SIGNED BY YOU.

(Please Sign on Reverse Side)

Address Change/Comments (Mark the corresponding box on the reverse side)

h FOLD AND DETACH HERE h

The Board of Directors recommends a vote FOR the director nominees in proposal 1, FOR proposals 2, 3 and 4 and AGAINST proposal 5. If no specification is made, the shares will be voted in accordance with such Board of Directors’ recommendation.		Please Mark Here for Address Change or Comments ☐ SEE REVERSE SIDE

1. Election of Director Nominees:		3. Approval, on an advisory basis, of the compensation of SBA’s named executive officers.

For a three-year term expiring at the 2019 Annual Meeting:		FOR AGAINST ABSTAIN

4. Approval of SBA’s proxy access bylaw.

1a. Kevin L. Beebe	FOR AGAINST ABSTAIN
FOR AGAINST ABSTAIN
1b. Jack Langer	FOR AGAINST ABSTAIN

1c. Jeffrey A. Stoops	FOR AGAINST ABSTAIN	5. Vote on shareholder proposal regarding proxy access, if properly presented at the Annual Meeting.

2. Ratification of the appointment of Ernst & Young LLP as SBA’s independent registered public accounting firm for the 2016 fiscal year.		FOR AGAINST ABSTAIN

FOR AGAINST ABSTAIN

Note. Such other business as may properly come before the Annual Meeting and any postponements or adjournments thereof.

If you plan to attend the Annual Meeting, please mark the WILL ATTEND box	☐ WILL ATTEND

Signature	Signature	Date

Signature should agree with name printed hereon. If stock is held in the name of more than one person, EACH joint owner should sign. Executors, administrators, trustees, guardians, and attorneys should indicate the capacity in which they sign. Attorneys should submit powers of attorney.

h FOLD AND DETACH HERE h

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE PROXY SUBMISSION,

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone proxy submission is available through 11:59 p.m. Eastern Time the day prior to Annual Meeting day.

Your Internet or telephone proxy submission authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET	OR	TELEPHONE

If you submit your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To submit a proxy by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

SBA’s proxy statement and annual report are available online at www.edocumentview.com/SBAC.